Exhibit 10.39

9500 Glenlyon Parkway

Burnaby, British Columbia

LEASE

THE GREAT-WEST LIFE ASSURANCE COMPANY

AND

LONDON LIFE INSURANCE COMPANY

LANDLORD

- AND -

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.

TENANT

DATED THE 12th DAY OF AUGUST, 2008

ARTICLE 1	BASIC LEASE TERMS AND DEFINITIONS
1.1	Basic Terms	1
1.2	Definitions	2

ARTICLE 2	GENERAL COVENANTS
2.1	Tenant’s Covenants	5
2.2	Landlord’s Covenants	5
2.3	Deemed Covenants	5

ARTICLE 3	DEMISE AND TERM
3.1	Demise of Premises	5
3.2	Term	5
3.3	Overholding	5
3.4	Leasehold Improvements	6

ARTICLE 4	RENT
4.1	Basic Rent	6
4.2	Additional Rent	7
4.3	Payment of Additional Rent	7
4.4	Method of Payment	8
4.5	Adjustment of Additional Rent	8
4.6	Apportionment of Rent	9
4.7	No Right of Set-off	9
4.8	Additional Rent Deemed Rent	9
4.9	Interest on Arrears	9
4.10	Net Lease	9
4.11	No Rentable Area Adjustment or Recalculation	9

ARTICLE 5	TAXES
5.1	Tenant’s Taxes and Sales Taxes	10
5.2	Tenant’s Contribution to Taxes	10
5.3	Payments	10

ARTICLE 6	SERVICES, COMMON FACILITIES
6.1	Tenant’s Contribution to Operating Costs	11
6.2	Operations and Maintenance of the Premises	11
6.3	Operation of Regular HVAC System	11
6.4	Additional HVAC	11
6.5	Utilities and Lighting Fixtures	12
6.6	Janitorial Services	12
6.7	Security Services	12
6.8	Interruption in Services	13
6.9	Energy Conservation	13
6.10	Pest Control by Tenant	13

ARTICLE 7	USE AND OCCUPANCY OF PREMISES
7.1	Use of Premises	13
7.2	Waste and Nuisance	14
7.3	No Overloading of Services or Common Use Equipment	14
7.4	Observance of Law by Landlord and Tenant	14
7.5	Rules and Regulations	14
7.6	Hazardous Substances	14
7.7	Signs	16

ARTICLE 8	ALTERATIONS
8.1	Alterations by Tenant	17
8.2	Air-Balancing	18
8.3	No Financing by Tenant of Leasehold Improvements	18
8.4	Liens	18
8.5	Alterations by Landlord	18
8.6	Prohibition Re Certain Materials	19

ARTICLE 9	REPAIRS
9.1	Landlord’s Repairs	19
9.2	Tenant’s Repairs	19
9.3	Entry by Landlord to View State of Repair	19
9.4	Notice of Defects	19
9.5	Termination or Abatement after Damage	20
9.6	No Claim by Tenant	21
9.7	Tenant to Leave Premises in Good Repair	21

ARTICLE 10	INSURANCE AND LIABILITY
10.1	Landlord’s Insurance	21
10.2	Tenant’s Insurance	22
10.3	Form of Tenant’s Insurance	22
10.4	Insurance Cancellation or Cost Increase	23
10.5	Release of Landlord by Tenant	24
10.6	Release of Tenant by Landlord	25
10.7	Indemnity of Landlord by Tenant	25
10.8	Indemnity of Tenant by Landlord	25

ARTICLE 11	ASSIGNMENTS BY TENANT AND TRANSFERS BY LANDLORD
11.1	Assignment, Subleases, Charges by Tenant	25
11.2	Landlord’s Rights of Cancellation	28
11.3	Continuing Obligations of Tenant	28
11.4	No Advertising of the Premises	28
11.5	Dealings by Landlord	29
11.6	Subordination and Attornment	29
11.7	Non-Disturbance Agreement	29

ARTICLE 12	ESTOPPEL CERTIFICATES, REGISTRATION
12.1	Estoppel Certificates	29
12.2	Registration on Title	30

ARTICLE 13	UNAVOIDABLE DELAYS
13.1	Unavoidable Delays	30

ARTICLE 14	LANDLORD’S ACCESS TO PREMISES
14.1	Inspection and Repair	30
14.2	Right to Exhibit Premises	31

ARTICLE 15	DEFAULT
15.1	Events of Default	31
15.2	Remedies of Landlord	32
15.3	Additional Self-Help Remedy of Landlord	33
15.4	Legal Costs - Landlord	33
15.5	Legal Costs - Tenant	33

15.6	Remedies Cumulative	33
15.7	Non-Waiver	34

ARTICLE 16	ARBITRATION
16.1	Arbitration	34

ARTICLE 17	GENERAL PROVISIONS
17.1	Entire Agreement	36
17.2	Schedules	36
17.3	Survival of Obligations	36
17.4	Severability of illegal Provisions	37
17.5	Governing Law	37
17.6	No Partnership	37
17.7	Number, Gender, Joint and Several Liability	37
17.8	Captions	37
17.9	Time of Essence	37
17.10	Landlord’s Agent	37
17.11	Successors and Assigns	37
17.12	Accounting Principles	38
17.13	Notices and Consents, Etc	38
17.14	Further Assurances	39
17.15	Confidentiality	39

v

THIS LEASE is dated the 12th day of August, 2008.

BETWEEN:

THE GREAT WEST-LIFE ASSURANCE COMPANY AND

LONDON LIFE INSURANCE COMPANY

(hereinafter called the “Landlord”)

AND:

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.

(hereinafter called the “Tenant”)

In consideration of the premises and the mutual covenants, agreements and conditions herein contained, it is hereby covenanted, agreed and declared between the parties as follows:

ARTICLE 1 BASIC LEASE TERMS AND DEFINITIONS

1.1           Basic Terms

The basic terms (hereinafter called the ‘‘Basic Terms”) of this Lease are as follows:

(a)	(i)	Landlord:	THE GREAT-WEST LIFE ASSURANCE COMPANY AND THE LONDON LIFE INSURANCE COMPANY

	(ii)	Address of Landlord:	c/o GWL Realty Advisors Inc.
Suite 3000 - 650 West Georgia Street
P.O. Box 11505
Vancouver, B.C. V6B 4N7

	(iii)	Telephone/Fax:	(604) 713-6450 / (604) 683-3264

(b)	(i)	Tenant (legal name):	RITCHIE BROS AUCTIONEERS
(CANADA) LTD.

	(ii)	Address of Tenant:	6500 RlVER ROAD
RICHMOND, B.C.
V6X 4G5
Attention: Darren Watt

	(iii)	Telephone/Fax:	(604) 273-7564/ (604) 273-9339

(c)	Premises:		9500 GLENLYON PARKWAY
BURNABY, B.C.

(d)	Rentable Area of Building:		164,580 square feet

(e)	Term:	Twenty (20) years
(f)	Commencement Date:	As Per Section 3.2
(g)	Basic Rent:

	Per Square Foot of	Annual Basic	Monthly Basic
	Rentable Area of	Rent	Rent
Period	the Premises

Year I to Year 5	$24.50	$4,032,210	$336,017.50
Year 6 to Year 10	$26.95	$4,435,431	$369,619.25
Year 11 to Year 15	$29.64	$4,878,974	$406,581.17
Year 16 to Year 20	$32.61	$5,366,872	$447,239.33

(h)	Permitted Use:	General office and associated use including daycare services, fitness centre and cafeteria
(i)	Security Deposit:	N/A

The Basic Terms are agreed to by the parties and each reference in this Lease to any of the Basic Terms will be construed to include the foregoing provisions and all of the additional applicable sections of this Lease where such Basic Terms may be more fully set forth.

1.2	Definitions

The terms defined herein shall have, for all purposes of this Lease and all instruments supplemental hereto, the following meanings unless the context expressly or by necessary implication otherwise requires:

“Additional Rent” means all sums of money, other than Basic Rent, which are required to be paid by the Tenant pursuant to any provision of this Lease, whether or not designated as “Additional Rent”, and which is deemed to be accruing on a day-to-day basis.

“Additional Service” means any service identified as such in this Lease or which is requested by the Tenant in addition to those supplied by the Landlord as part of the normal Premises service and which the Landlord is prepared to supply at an additional cost to the Tenant.

“Additional Service Cost’ means the additional amount identified as such in this Lease or payable by the Tenant to the Landlord for any Additional Service.

“Architect” means the independent architect, engineer, surveyor, or other qualified professional from time to time named by the Landlord. The decision of the Architect whenever required and any related certificate shall be final and binding on the parties.

“Basic Rent’ means the rent payable by the Tenant pursuant to Section 4.1.

“Building” means the building and all other fixed improvements situated at any time on the Lands, all of which are municipally known as 9500 Glenlyon Parkway, Burnaby, British Columbia.

“Building Standard” and “Building standard” means the building standard established by the Landlord including matters of design, construction and/or installation to be observed by the tenants in the Building, including the Tenant, in connection with Leasehold Improvements, tenant fixtures and chattels, as amended from time to time by the Landlord, acting reasonably.

“Building Systems” means all mechanical, plumbing, electrical and heating, ventilation and air conditioning equipment, pipes, ducts, wiring, machinery and equipment and other integral services, utility connections and the like providing services to the Building.

“Business Hours” means the period from 8:00 a.m. to 6:00 p.m. on any Business Day and “Business Day” means any day which is not a Saturday or a Sunday or a statutory holiday.

“Business Park” means the business park known as Glenlyon Business Park located in South Burnaby, British Columbia and comprised of the lands, buildings and other improvements located thereon from time to time.

“Development Agreement” means the development agreement made the 12th Day of August, 2008 by and between the Landlord and Ritchie Bros. Properties Ltd. in respect of, amongst other things, the construction of the Building on the Lands.

“Gross Income” means, with respect to any Rental Year, the aggregate of all revenues, including Rent under Article 4 of this Lease, earned by or for the account of the Landlord from the operation of the Building.

“Insured Damage” means that part of any damage occurring to the Premises, of which the entire cost of repair (except as to any deductible amount provided for in the applicable policy or policies of insurance) is actually recovered by the Landlord under a policy or policies of insurance from time to time effected by the Landlord pursuant hereto or for which the Landlord self-insured.

“Lands” means the lands described in Schedule “B” attached hereto, as the boundaries thereof may be varied from time to time by additions functionally integrated therewith or by deletions for road widening or other public purposes.

“Landlord’s Taxes” means the aggregate of:

(a)          Taxes; and

(b)          Other Taxes.

“Lease” means this Lease including any Schedules, as amended from time to time pursuant hereto.

“Leasehold Improvements” means all items generally considered as leasehold improvements, including, without limitation, all fixtures, equipment, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant, or any previous occupant of the Premises, in the Premises including any methane extraction system installed by the Tenant, all partitions, however affixed and whether or not movable, and all wall-to-wall carpeting other than carpeting laid over finished floors and affixed so as to be readily removable without damage; but excluding trade fixtures, furniture, unattached or free standing partitions and equipment not of the nature of fixtures.

“Operating Costs” means Operating Costs as defined in Schedule “C” attached hereto.

“Premises” means the premises demised to the Tenant under this Lease consisting of the Building and the Lands.

“Present Value” means the value determined by using an annual discount rate equal to the annual rate of interest, in effect as of the relevant date of default, announced by Bank of Montreal as its prime rate, being the reference rate used by it to determine interest for loans in Canadian dollars to Canadian customers.

“Rate of Interest” means the annual rate of interest equal to the annual rate of interest announced from time to time by Bank of Montreal as the reference rate of interest then in effect for loans in Canadian dollars to Canadian customers of varying degrees of credit-worthiness plus three percent (3%), adjusted from time to time to reflect changes in such rate.

“Rent” means Basic Rent and Additional Rent.

“Rental Year” means a period of time, the first Rental Year commencing on the first day of the Term hereof, and ending on the last day of the month of December immediately following. Each Rental Year thereafter shall consist of consecutive periods of twelve (12) calendar months, but the last Rental Year of the Term, whether or not it is twelve (12) calendar months, shall terminate on the expiration or earlier termination of this Lease. If, however, the Landlord considers it necessary or convenient for the Landlord’s purposes, the Landlord may at any time and from time to time by written notice to the Tenant, specify a date from which each subsequent Rental Year is to commence, and in such event the then current Rental Year shall terminate on the day immediately preceding the commencement of such new Rental Year, and the appropriate adjustments shall be made between the parties.

“Sales Taxes” means all goods and services, business transfer, multi-stage sales, sales, use, consumption, value-added or other similar taxes imposed by the Government of Canada or any provincial or local government upon the Landlord, or the Tenant in respect of this Lease, or the payments made by the Tenant hereunder or the goods and services provided by the Landlord hereunder including, without limitation, the rental of the Premises and the provision of administrative services to the Tenant hereunder.

“Taxes” means all taxes, rates, duties, levies, fees, charges, sewer levies, local improvement rates, and assessments whatsoever, imposed, assessed, levied or charged now or in the future by any school, municipal, regional, provincial, federal, parliamentary or other governmental body, corporate authority, agency or commission (including, without limitation, school boards and utility commissions), against the Premises and/or the Landlord in connection therewith, but excluding (unless specifically referred to above):

(a)	income or profit taxes upon the income of the Landlord to the extent such taxes are not levied in substitution or in lieu of any of the foregoing;

(b)	business or similar taxes or licence fees in respect of the business of the Landlord which pertains to the management, operation and maintenance of the Premises; and

(c)	business or similar taxes or licence fees in respect of any business carried on by tenants and occupants (including the Tenant) of the Premises.

“Tenant’s Taxes” means the aggregate of:

(a)	all taxes imposed upon the Tenant which are attributable to the personal property, furnishings, fixtures and Leasehold Improvements installed in the Premises; and

(b)	all taxes imposed upon the Tenant which are attributable to the business, income or occupancy of the Tenant or any other occupant of the Premises.

“Term” means the term of this Lease as specified in Section 3.2.

ARTICLE 2 GENERAL COVENANTS

2.1	Tenant’s Covenants

The Tenant covenants with the Landlord:

(a)	to pay Rent; and

(b)	to observe and perform all the covenants and obligations of the Tenant herein.

2.2	Landlord’s Covenants

The Landlord covenants with the Tenant:

(a)	for quiet enjoyment, subject to the provisions of this Lease; and

(b)	provided the Tenant pays the Rent, and observes and performs all of its covenants and obligations herein, to observe and perform all the covenants and obligations of the Landlord herein.

2.3	Deemed Covenants

Each obligation or agreement of the Landlord or the Tenant expressed in this Lease, even though not expressed as a covenant, is considered to be a covenant for all purposes.

ARTICLE 3 DEMISE AND TERM

3.1	Demise of Premises

The Landlord hereby demises and leases unto the Tenant, and the Tenant hereby leases from the Landlord, the Premises for the Term and subject to the provisions of this Lease.

3.2	Term

TO HAVE AND TO HOLD the Premises for and during the Term of twenty (20) years and zero (0) months (the “Term”), unless sooner terminated pursuant to the provisions of this Lease, commencing on the date (the “Commencement Date”) which is the Handover Date (as such term is defined in the Development Agreement) and ending on the day (the “Expiry Date”) which is twenty (20) years from such Commencement Date.

3.3	Overholding

The Tenant shall surrender possession of the Premises immediately upon the expiration or earlier termination of this Lease. If the Tenant remains in possession of all or any part of the Premises after the expiry of the Term with the consent of the Landlord and without any further written agreement, or without the consent of the Landlord, there shall be no tacit renewal or extension of this Lease and, despite any statutory provision or legal presumption to the contrary, the Tenant shall be deemed conclusively to be occupying the Premises as a monthly tenant at will if the Landlord did consent to the Tenant remaining in possession, or as a tenant at will if the Landlord did not consent to the Tenant remaining in possession, in either case on the same terms as set forth in this Lease as far as such terms would be applicable to a monthly tenancy, and except for any right of renewal, at a monthly basic rent payable in advance and equal to one and one-halftimes the monthly Basic Rent payable immediately prior to the overholding plus additional rent equivalent to Additional Rent hereunder. The Tenant shall promptly indemnify and hold harmless the Landlord from and against any and all claims incurred by the Landlord as a result of the Tenant remaining in possession of all or any part of the Premises after the expiry of the Term. The Tenant shall not make any counterclaim in any summary or other proceeding based on such overholding by the Tenant.

3.4	Leasehold Improvements

(a)	All Leasehold Improvements in, on, for, or which serve, the Premises, shall immediately become the absolute property of the Landlord upon affixation or installation, without compensation therefor to the Tenant, but the Landlord shall have no obligation to repair, replace, operate, maintain, insure or be responsible in any way for them, all of which shall be the Tenant’s responsibility. Subject to subsections 3.4(b) and 3.4(c), upon the expiration or other termination of this Lease, all Leasehold Improvements in the Premises, including all fixed partitions (including floor to ceiling partitions which, although demountable, involve attachment to any floor, ceiling or permanent wall such that they cannot be removed without damage to the Premises but excluding the Tenant’s movable partitions such as free standing partitions or partial height partitions which can be removed without damage to the Premises and which shall be deemed to be removable trade fixtures) shall remain upon and be surrendered with the Premises as a part thereof without disturbance, molestation or injury and the same and any trade fixtures not removed by the Tenant are the property of the Landlord absolutely, free of any liens or encumbrances and without payment therefor to the Tenant.

(b)	The Landlord may, by notice to the Tenant prior to or promptly after the expiration or other Termination of this Lease, require: the removal forthwith, at the expense of the Tenant, of the Tenant’s trade fixtures and those Leasehold Improvements installed in connection with the Tenant’s communication infrastructure, kitchen, cafeteria, fitness centre and daycare. If such notice is given prior to the expiration or other termination of this Lease, such removal shall be completed by such expiration or termination.

(c)	Notwithstanding anything herein contained, provided the Tenant has paid the Rent hereby reserved and performed and observed all the covenants and conditions herein contained, the Tenant shall have, at the expiration or other termination of this Lease, the right to remove its trade fixtures, provided that the Tenant repairs by the expiration or other termination of this Lease, at its own expense, any damage to the Premises caused by such removal, such work to be done by or at the direction of the Landlord and at the expense of the Tenant.

ARTICLE 4	RENT

4.1	Basic Rent

The Tenant shall pay to the Landlord, without any prior demand therefor, yearly and every year during the Term, without any set-off, compensation or deduction whatsoever, Basic Rent in Canadian dollars as follows:

(a)	from the first (1st) to fifth (5th) year of the Term, Four Million Thirty Two Thousand and Two Hundred and Ten Dollars ($4,032,210) annually payable in advance in equal consecutive monthly instalments of Three Hundred Thirty Six Thousand and Seventeen Dollars and Fifty Cents ($336,017.50) on the first day of each and every calendar month during such period;

(b)	from the sixth (6th) to tenth (10th) year of the Term, Four Million Four Hundred and Thirty Five Thousand Four Hundred and Thirty One Dollars ($4,435,431) annually payable in advance in equal consecutive monthly instalments of Three Hundred Sixty Nine Thousand Six Hundred and Nineteen Dollars and Twenty Five Cents ($ 369,619.25) on the first day of each and every calendar month during such period;

(c)	from the eleventh (11th) to fifteenth (15th) year of the Term, Four Million Eight Hundred Seventy Eight Thousand Nine Hundred and Seventy Four Dollars ($4,878,974) annually payable in advance in equal consecutive monthly instalments of Four Hundred Six Thousand Five Hundred Eighty One Dollars and Seventeen Cents ($ 406,581.17) on the first day of each and every calendar month during such period; and

(d)	from the sixteenth (16th) to twentieth (20th) year of the Term, Five Million Three Hundred Sixty Six Thousand Eight Hundred and Seventy Two Dollars ($5,366,872) annually payable in advance in equal consecutive monthly instalments of Four Hundred Forty Seven Thousand Two Hundred and Thirty Nine Dollars and Thirty Three Cents ($447,239.33) on the first day of each and every calendar month during such period.

The Landlord and the Tenant acknowledge and agree that the Basic Rent set forth in Section 4.1 and in Subsection 1.1(g) of this Lease is subject to adjustment in accordance with Section 15.2 of the Agreement of Purchase and Sale dated May 13, 2008 made between the Landlord and Ritchie Bros. Properties Ltd.

4.2	Additional Rent

The Tenant shall pay to the Landlord, during the Term, when due, as Additional Rent:

(a)	Taxes payable by the Tenant pursuant to Section 5.2;

(b)	Operating Costs pursuant to Section 6.1;

(c)	all Additional Service Costs payable by the Tenant; and

(d)	all other amounts payable by the Tenant pursuant to this Lease.

4.3	Payment of Additional Rent

The Additional Rent specified in subsections 4.2(b) and 4.2(c) shall be paid and adjusted with reference to a fiscal period of twelve (12) calendar months, which shall be the twelve (12) month period ending on December 31st in each year during the Term unless the Landlord, by notice to the Tenant, shall from time to time have selected a fiscal period which ends on a different date (but which shall be a twelve (12) month period except where a shorter broken fiscal period occurs at the commencement or end of the Term or is necessary to accommodate a change in the fiscal period made during the Term). From time to time throughout the Term, the Landlord shall give notice to the Tenant of the Landlord’s estimate of such Additional Rent to be paid by the Tenant during the next ensuing fiscal period. Each estimate shall be reasonable. Such Additional Rent payable by the Tenant shall be paid in equal monthly instalments in advance at the same time as payment of Basic Rent is due hereunder and shall be based on the Landlord’s estimate as aforesaid. From time to time the Landlord may re-estimate, on a reasonable basis, the amount of such Additional Rent for any fiscal period in which case the Landlord shall give notice to the Tenant of such re-estimate and fix new equal monthly instalments for the remaining balance of such fiscal period so that, after giving credit for the instalments paid by the Tenant on the basis of the previous estimate or estimates, all the Additional Rent as estimated or re-estimated will have been paid during such fiscal period.

All Additional Service Costs shall be paid by the Tenant within ten (10) days after receipt by it from time to time of invoices from the Landlord specifying the amounts thereof.

4.4	Method of Payment

If any cheque in respect of Rent required to be paid by the Tenant under this Lease is returned due to insufficient funds or should the Tenant default in any Rent payment, the Landlord may require that the Tenant pay to the Landlord all monthly instalments of Rent, plus Goods and Services Tax, required to be paid by the Tenant hereunder, in advance, by way of a pre-authorized bank debit payment system and on request by the Landlord in the event of each default, the Tenant will execute and deliver to the Landlord all pre-authorization documentation as may be necessary in order to enable the Landlord to debit the Tenant’s bank account on the first day of each and every month throughout the Term and any renewal or extension thereof and any period of overholding.

4.5	Adjustment of Additional Rent

Within one hundred and twenty (120) days following the end of each fiscal period referred to in Section 4.3, the Landlord shall deliver to the Tenant a statement of the Landlord as to the actual Additional Rent payable to the Landlord pursuant to subsections 4.2(b) and 4.2(c) in respect of such fiscal period and a calculation of the amount by which such Additional Rent payable by the Tenant varies from the aggregate instalments paid by the Tenant on account of such Additional Rent for such fiscal period. Within thirty (30) days after the receipt of such statement, either the Tenant shall pay to the Landlord any amount by which the amount found payable by the Tenant with respect to such fiscal period exceeds the aggregate of the monthly payments made by it on account thereof or the Landlord shall pay to the Tenant any amount by which the amount found payable as aforesaid is less than the aggregate of such monthly payments.

The Tenant shall have the right, exercisable by notice to the Landlord given within thirty (30) days after receipt of any statement of such Additional Rent submitted by the Landlord as aforesaid, to verify the accuracy of any amount shown on any statement by inspecting the Landlord’s books and records pertaining to the Landlord’s determination of such Additional Rent.

If, after inspection and examination of such books and records, the Tenant disputes the amount of such Additional Rent established by the Landlord, the Tenant may, by written notice to the Landlord, request an independent audit of such books and records. The independent audit of the books and records will be conducted forthwith by a firm of independent chartered accountants acceptable to both parties, acting reasonably. If the audit discloses that the determination of Additional Rent, was incorrect, and if as a result the amount charged to the Tenant was incorrect, the appropriate party will pay to the other party the deficiency or overpayment, as applicable. The results of the audit will be binding upon the parties hereto. The fees and expenses of the firm of chartered accountants conducting the audit will be paid by the Tenant unless the audit shows that the Landlord overstated the amount of Additional Rent thereof for the applicable period by more than five percent (5%), in which case the Landlord will pay the cost of the audit.

4.6	Apportionment of Rent

Rent shall be considered as accruing from day to day hereunder. If it is necessary to calculate Rent for a period of less than one year or less than one calendar month, an appropriate apportionment and adjustment on a pro rata daily basis shall be made. Where the calculation of Additional Rent cannot be made until after the expiration or earlier termination of this Lease, the obligation of the Tenant to pay such Additional Rent shall survive the expiration or earlier termination hereof, and such amount shall be paid by the Tenant to the Landlord forthwith upon demand. If the Term commences on any day other than the first day of the month, Rent for such fraction of a month shall be adjusted, as aforesaid, and paid by the Tenant on the commencement date of the Term.

4.7	No Right of Set-off

The Tenant expressly waives the benefits of any present or future enactment of Canada or the Province in which the Premises is located permitting the Tenant to claim a set-off against Rent for any cause whatsoever. Notwithstanding the aforementioned, the Tenant may claim a set-off under this Lease pursuant to the provisions of section 13.2(a)(ii) of the Development Agreement.

4.8	Additional Rent Deemed Rent

All Additional Rent shall be deemed to be Rent and the Landlord shall have all rights against the Tenant for default in payment of Additional Rent as for default in the payment of Basic Rent.

4.9	Interest on Arrears

If the Tenant fails to pay Rent when due, the Tenant shall pay interest on the unpaid amount at the Rate of Interest from the date due until the date paid, without prejudice to and in addition to any other remedy available to the Landlord under this Lease or at law.

4.10	Net Lease

The Tenant acknowledges and agrees that it is intended that this Lease and the Rent payable hereunder shall be absolutely net to the Landlord, except as expressly herein set out, and that the Landlord will not be responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises or the use and occupancy thereof and that, except as expressly herein set out, the Tenant will pay all charges, impositions, costs and expense of every nature and kind relating to the Premises whether or not referred to herein and whether or not within the contemplation of the Landlord and the Tenant.

4.11	No Rentable Area Adjustment or Recalculation

Neither the Landlord nor the Tenant will calculate or recalculate or measure or re-measure any or all of the Rentable Area of the Building during the Term or any renewal term. Accordingly, the Landlord and Tenant acknowledge and agree that Rent for any renewal term will be calculated using the Rentable Area in Section 1.1(d) of this Lease.

ARTICLE 5	TAXES

5.1	Tenant’s Taxes and Sales Taxes

(a)	The Tenant shall pay when due to the taxing authority or authorities having jurisdiction all Tenant’s Taxes.

(b)	The Tenant shall pay to the Landlord when due all Sales Taxes.

5.2	Tenant’s Contribution to Taxes

(a)	The Tenant shall, in respect of each calendar year included in whole or in part within the Term, pay to the Landlord an amount to cover the Taxes that are fairly attributable to the Premises for such calendar year, such amount to be determined by the Landlord acting reasonably. If there are separate assessments (or, in lieu thereof, calculations made by authorities having jurisdiction from which separate assessments may, in the Landlord’s opinion, be readily determined) for the Premises for tax purposes, the Landlord shall have regard thereto for purposes of determining the amount payable by the Tenant pursuant to this subsection 5.2(a). The Tenant shall provide the Landlord with a copy of any separate notices of assessment for the Premises which the Tenant has received.

(b)	The Tenant shall, in respect of each calendar year included in whole or in part within the Term, pay to the Landlord an amount to cover the taxes imposed on the Landlord which are attributable to personal property, furnishings, fixtures or Leasehold Improvements installed within the Premises.

(c)	Payment by the Tenant of all amounts on account of Taxes shall be governed by Sections 4.3 and 4.4.

(d)	The Tenant may, at its cost, contest any Taxes and appeal any assessments with respect thereto, withdraw any such contest or appeal, and agree with the taxing authorities on any settlement or compromise with respect to Taxes. The Landlord will co-operate with the Tenant in respect of any such contest or appeal which is, in the Landlord’s opinion reasonable, and will provide the Tenant with all relevant information, documents and consents required by the Tenant in connection with any such contest or appeal.

5.3	Payments

(a)	The Landlord may postpone any payment of Taxes payable by it, and the Tenant may postpone any payment payable by it directly to a taxing authority (but not to the Landlord) pursuant to this Article, in each case to the extent permitted by law and if prosecuting in good faith any appeal against the imposition thereof, but provided that in the case of a postponement by the Tenant which involves any risk of the Premises or any part thereof or the Landlord becoming liable to assessment, prosecution, fine or other liability, the Tenant shall have given security in a form and of an amount satisfactory to the Landlord in respect of such liability and such undertakings as the Landlord may reasonably require to ensure payment thereof.

(b)	Whenever requested by the Landlord, the Tenant shall deliver to the Landlord receipts for payment of all Tenant’s Taxes and furnish such other information in connection therewith as the Landlord may reasonably require.

(c)	The Landlord may, at its option, make any payments due or alleged to be due by the Tenant to a taxing authority and in such event the Tenant shall pay to the Landlord, forthwith upon demand, the cost thereof plus interest at the Rate of Interest accruing as of the date of demand.

ARTICLE 6	SERVICES, COMMON FACILITIES

6.1	Tenant’s Contribution to Operating Costs

(a)	The Tenant shall, throughout the Term, pay to the Landlord the Operating Costs.

(b)	Payment by the Tenant of all amounts on account of the Operating Costs shall be governed by Sections 4.3 and 4.4.

6.2	Operations and Maintenance of the Premises

The Landlord shall provide all reasonable operations and maintenance to the Premises as recommended in the operations and maintenance manual provided by the contractor of the Premises, the costs of which are to form a part of Operating Costs. For certainty, such maintenance shall include inspection and maintenance of the sprinkler and fire alarm system, cleaning of the exterior windows, exterior woodwork and cladding (which shall be conducted at least twice a year) and maintenance of the grounds of the Premises including the parking lot, curbs and stormceptors.

6.3	Operation of Regular HVAC System

The Landlord shall operate and maintain the heating, ventilating and air-conditioning equipment and systems serving the Building so as to provide conditions in the Building that are of a standard generally accepted for A-class office buildings in Burnaby, during Business Hours except during the making of repairs, inspections, overhauling or replacement.

If such equipment or systems are damaged or destroyed, or, in the opinion of the Landlord, require repair, inspection, overhauling or replacement, the Landlord shall carry out such work with all reasonable diligence and minimize any interruption to such heating, ventilating and air-conditioning equipment and systems to the extent reasonably possible. The Landlord shall not be responsible for any loss, damages or costs arising from the failure of such equipment or systems to perform their function if the number of persons in the Building at any one time exceeds a reasonable number or if the electrical load from lights and power in the Building is excessive or if such failure results from any arrangement of partitioning in the Building or change or alteration thereto or if the window covering on exterior windows is not kept fully closed while the windows are exposed to direct sunlight or if any use of mechanical or electrical equipment installed in the Building generates heat in excess of amounts specified in the Building Standard. The Landlord shall not be liable for direct, indirect or consequential damage or damages for personal discomfort or illness of the Tenant or its employees, invitees or other persons transacting business with it by reason of the operation or non-operation of such systems and equipment.

6.4	Additional HVAC

The Tenant may, upon reasonable written notice to the Landlord, request the Landlord to provide any service mentioned in Section 6.2 to the Building or any portion or portions thereof during such non-Business Hours as the Tenant specifies. The Landlord may provide such service and charge the Tenant, as an Additional Service Cost, the reasonable hourly rate for each hour or part thereof that such service is provided, such hourly rate to be determined by the Landlord and to comprise all additional costs incurred in providing such service. Notwithstanding the foregoing, the Tenant may, at its option, elect to install additional HVAC equipment and systems in the Building at its sole cost and expense, subject to first obtaining the Landlord’s approval, which approval shall not be unreasonably withheld.

6.5	Utilities and Lighting Fixtures

(a)	When requested by the Landlord, the Tenant will provide the Landlord with proof of payment of electricity and other utilities in respect of the Premises.

(b)	The Landlord shall replace, as and when required, all electric light bulbs, fluorescent tubes and ballasts initially supplied in the Building and provide the necessary maintenance and repair of fluorescent and other standard Building lighting fixtures located in the Building. The costs of replacement, maintenance and repair shall, as determined by the Landlord from time to time, either be charged to the Tenant as an Additional Service Cost or included in Operating Costs.

6.6	Janitorial Services

(a)	The Landlord shall provide to the Building, in consultation with the Tenant, normal office cleaning services of a standard (both as to extent and frequency) as a reasonably prudent owner would do having regard to the type and age of the Building, the cost of which is to form a part of Operating Costs. Such services shall include, but not be limited to, causing periodically as may be appropriate or necessary in keeping with such standard the floors of the Building to be swept, the interior surface of the exterior windows of the Building to be cleaned, the desks, tables, other furniture and venetian blinds, if any, in the Building to be dusted and any broadloom in the Building to be vacuumed. Cleaning in addition to the foregoing standard (such as, for example, the washing of carpets and the dry-cleaning of drapes) shall be the responsibility of the Tenant.

(b)	The Tenant acknowledges that the Landlord will be relieved from its cleaning obligation as provided in subsection 6.6(a) in respect of any part of the Building to which access is not granted to the person or persons retained to perform such work.

(c)	The Tenant acknowledges that the Landlord shall not be responsible for any omission or act of commission on the part of the person or persons employed or retained to perform the cleaning services referred to in this Section or for any loss thereby sustained by the Tenant, the Tenant’s employees, agents, invitees or others.

(d)	Should the Tenant sustain any such loss, and provided the Tenant reasonably determines that the loss was caused by the person or persons employed or retained in the performance of the cleaning services, the Landlord will, if requested by the Tenant, pursue a claim for such loss against such service provider on behalf of the Tenant.

6.7	Security Services

(a)	The Landlord may provide security services for the Building so as to reasonably ensure that access to the Building during other than Business Hours shall be restricted to those persons entitled to be allowed entry to the Building, provided they comply with the requirements established by the Landlord.

(b)	The Tenant acknowledges that the Landlord shall not be responsible for any act or omission on the part of any person employed or retained to provide security service pursuant to this Section or for any loss thereby sustained by the Tenant, the Tenant’s employees, agents, invitees or others.

(c)	Should the Tenant sustain any such loss, and provided the Tenant reasonably determines that the loss was caused by the person or persons employed or retained in the performance of the security services, the Landlord will, if requested by the Tenant, pursue a claim for such loss against such service provider on behalf of the Tenant.

6.8	Interruption in Services

The Landlord has the right to stop the use of any facilities and the supply of any services when necessary by reason of accident or during the making of repairs, replacements, alterations or improvements, in the reasonable judgment of the Landlord necessary or desirable to be made, until the repairs, replacements, alterations or improvements have been completed to the satisfaction of the Landlord, provided that all reasonable steps shall be taken to minimize any interference with the Tenant’s use and enjoyment of the Premises, both as to the extent and duration of such interference. The Landlord shall have no responsibility or liability for failure to operate any facilities or supply any services when the use of the facility is stopped as aforesaid or when the Landlord is prevented from using the facility or supplying the service by strike, or by orders or regulations of any governmental authority or agency or by failure of the electric current, gas, steam or water supply necessary to the operation of any facility or by the failure to obtain such a supply or by any other cause beyond the Landlord’s reasonable control.

6.9	Energy Conservation

The Tenant shall comply with any measures the Landlord, acting reasonably, or any legislative authority may from time to time introduce to conserve or to reduce consumption of energy or to reduce or control other Operating Costs or pay as Additional Rent the cost, to be estimated by the Landlord acting reasonably, of the additional energy consumed by reason of any non-compliance. The Tenant shall also convert to whatever system or units of measurement of energy consumption the Landlord may from time to time adopt.

6.10	Pest Control by Tenant

The Tenant agrees to institute and carry out and maintain, at its own expense, such pest control measures in the Premises as the Landlord reasonably requires.

ARTICLE 7	USE AND OCCUPANCY OF PREMISES

7.1	Use of Premises

The Tenant shall, continuously, throughout the Term, use the Premises solely for the permitted use set out in subsection 1.1(h). For greater certainty, it is expressly acknowledged that permitted uses shall include the operation of a daycare and cafeteria within the Premises. The Tenant shall not use all or any part of the Premises, nor permit any other person or persons to use all or any part of the Premises, for any other purposes than that as set out above save in the event of a permitted assignment or subletting for office use as herein provided.

7.2	Waste and Nuisance

The Tenant shall not carry on any business or do or suffer any act or thing which may constitute or result in a nuisance to the Landlord or do or suffer any waste or damage to the Premises.

7.3	No Overloading of Services or Common Use Equipment

The Tenant shall not permit or allow any overloading of the floors of the Building or the bringing into any part of the Building of any articles or fixtures that by reason of their weight or size might damage or endanger the structure of the Building. The Tenant shall not permit or allow anything that might result in any overloading of any of the Building Systems.

7.4	Observance of Law by Landlord and Tenant

(a)	The Landlord shall, at its expense (except insofar as the expense is included in Operating Costs), promptly comply with and conform to the requirements of every applicable statute, law, by-law, regulation, ordinance and order at any time or from time to time in force during the Term affecting the Premises other than as to those matters which are the obligation of the Tenant as provided in subsection 7.4(b).

(b)	The Tenant shall, at its expense, observe and promptly comply with and conform to, (including making such modifications, alterations or changes to the Premises as may therefore be necessary), the requirements of every applicable statute, law, by-law, regulation, ordinance, police, security, energy conservation, fire, health and sanitary directive, requirement and order at any time or from time to time in force during the Term affecting the Tenant’s use of the Premises or any part thereof and/or the business carried on therein and/or the Leasehold Improvements, trade fixtures, furniture, machinery, equipment and other facilities located in the Premises.

7.5	Rules and Regulations

The Tenant shall observe and perform, and shall cause its employees, agents, invitees and others over whom the Tenant can reasonably be expected to exercise control to observe and perform, the Rules and Regulations attached hereto as Schedule “D” and such other rules and regulations or amendments as may be made from time to time by the Landlord acting reasonably.

The Tenant acknowledges that the Rules and Regulations, as from time to time amended or replaced may be waived in whole or in part with respect to the Premises without waiving them as to future application to the Premises, and the imposition of such Rules and Regulations shall not create or imply any obligation of the Landlord to enforce them.

In the event of any conflict between a provision of this Lease and any of the Rules and Regulations, the provision of this Lease shall govern.

7.6	Hazardous Substances

(a)	The term “Hazardous Substances” as used in this Lease shall include, without limitation, flammables, explosives, radioactive materials, asbestos, radon, polychlorinated biphenyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

(b)	The Tenant shall not cause or permit to occur:

(i)	any violation of any federal, provincial, or local law, ordinance or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Premises, or arising from the Tenant’s use or occupancy of the Premises, including, but not limited to, soil and ground water conditions; or

(ii)	the use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substance.

(c)	Environmental Clean-up

(i)	The Tenant shall, at the Tenant’s own expense, comply with all laws regulating the use, generation, storage, transportation, or disposal of Hazardous Substances (the “Laws”).

(ii)	The Tenant shall, at the Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the “Authorities”) under the Laws.

(iii)	Should any Authority or any third party demand that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term of this Lease, at or from the Premises, which arises at any time from the Tenant’s use or occupancy of the Premises, then the Tenant shall, at the Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances; and the Tenant shall carry out all such clean-up plans.

(iv)	The Tenant shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Substances that is requested by the Landlord. If the Tenant fails to fulfill any duty imposed under this subsection 7.6(c) within a reasonable time, the Landlord may do so; and in such case, the Tenant shall cooperate with the Landlord in order to prepare all documents the Landlord deems necessary or appropriate to determine the applicability of the Laws to the Premises and the Tenant’s use thereof, and for compliance therewith, and the Tenant shall execute all documents promptly upon the Landlord’s request. No such action by the Landlord and no attempt made by the Landlord to mitigate damages under any Law shall constitute a waiver of any of the Tenant’s obligations under this subsection 7.6(c) hereof.

(v)	The Tenant’s obligations and liabilities under subsection 7.6(c) hereof shall survive the expiration or other termination of this Lease.

(d)	Tenant’s Indemnity

(i)	The Tenant shall indemnify, defend, and hold harmless the Landlord, the manager of the Premises, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees against and from all fines, suits, proceedings, claims, and actions of every kind, and all costs associated therewith (including solicitor’s and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term of this Lease, at or from the Premises and which arises at any time from the Tenant’s use or occupancy of the Premises, or from the Tenant’s failure to provide all information, make all submissions, and take all steps required by all Authorities under the Laws and other environmental laws, and/or arising out of or in any way connected with the methane extraction system constructed on the Premises.

(ii)	The Tenant’s obligations and liabilities under this subsection 7.6(d) hereof shall survive the expiration or other termination of this Lease.

(e)	Landlord’s Indemnity

The Landlord will indemnify the Tenant and its directors, officers, shareholders, employees, agents, successors and permitted assigns, from any and all liabilities, actions, damages, claims, remediation cost recovery claims, losses, costs, orders, fines, penalties and expenses whatsoever (including all consulting and legal fees and expenses on a solicitor-client basis) arising from or in connection with: (i) any Hazardous Substances brought into or onto the Premises by any party other than the Tenant and those for whom the Tenant is responsible in law; (ii) any Hazardous Substances located in or on the Premises as at the Commencement Date.

7.7           Signs

The Tenant shall have the exclusive right to display its signage on the north east and south west corner of the upper exterior fascia of the Building for the Term and any extensions thereof. The Tenant shall be responsible for all costs in connection with the signs except as expressly stated herein, including electrical power to the sign(s), installation, repair, maintenance, removal and any repairs to the Building required as a result of the installation, maintenance or removal of the sign(s).

The Tenant shall have the right to display its logo at all entrances to the Premises, and in the elevator lobbies on each of its floors.

All signage or logos installed or displayed by or on behalf of the Tenant which are visible from the exterior of the Premises shall be subject to the prior written approval of the Landlord, acting reasonably, and the municipal governing authority having jurisdiction over such matters. The Landlord shall not unreasonably oppose or withhold its consent to any application by the Tenant to such municipal governing authority in respect of its signage or logos.

ARTICLE 8	ALTERATIONS

8.1	Alterations by Tenant

(a)	The Tenant shall not, without the prior written consent of the Landlord, make, erect, alter or install any Leasehold Improvements or other alterations or installations in or to the Building which would constitute a material alteration of the Building (the “Work”). For the purposes hereof, “material” alteration means an alteration that would affect the structure, strength or quality of the Building, or would affect the mechanical, electrical or plumbing systems of the Building.

(b)	If the Tenant wishes to do any Work, the Tenant shall apply for the Landlord’s consent and furnish such plans, specifications and designs as shall be necessary to fully describe the Work. The Landlord’s consent thereto shall not be unreasonably withheld or delayed; provided that, without limitation, any refusal to grant consent based on grounds that such Work is not in compliance with the Building Standard shall be conclusively deemed not to be an unreasonable withholding of consent.

(c)	Subject to the Landlord’s consent having been obtained and the Landlord’s reasonable requirements (including the posting of reasonable security, if requested) being met, the Landlord recognizes the right of the Tenant to install Leasehold Improvements as are necessary or appropriate to its use and occupancy of the Building.

(d)	Any Work shall be performed by contractors retained by the Tenant pursuant to written contracts which have been approved by the Landlord (such approval not to be unreasonably withheld) and subject to all reasonable conditions which the Landlord imposes. The Tenant shall obtain the Landlord’s approval for any Work that may affect the base building construction. The Landlord shall have the right to inspect such Work and require any Work not being properly done to be corrected, and to approve on a reasonable basis the contractors, tradesmen or the Tenant’s own employees (as the case may be) employed by the Tenant in connection therewith.

(e)	The Tenant shall pay to the Landlord, within ten (10) days after the receipt of the Landlord’s invoice, the Landlord’s reasonable out-of-pocket costs incurred in examining and approving the Tenant’s plans, specifications and designs and in inspecting the Work and any additional expenses actually incurred by the Landlord in connection with such Work together with a coordination and supervision fee equal to fifteen percent (15%) of any amount spent by the Landlord.

(f)	The Tenant shall provide to the Landlord a complete set of updated drawings of the Building including without limitation all electrical, mechanical and architectural drawings upon the completion of any material alteration to the Building.

(g)	If the Tenant’s intended Leasehold Improvements would not constitute a material alteration of the Building, the Tenant may proceed without Landlord’s consent provided that such alterations do not affect the base building construction; however, if the cost of such work would exceed $75,000 (excluding GST or similar taxes), the Tenant shall give the Landlord thirty (30) days written notice prior to commencing such work. For greater clarity, the provisions of this section shall not apply to any Leasehold Improvements forming part of the initial construction of the Building.

8.2	Air-Balancing

The Tenant agrees that it will, at the commencement of the Term and periodically throughout the Term including, without limitation, whenever any alterations impacting the performance of the Building Systems are made to the Building, and in keeping with the standard generally accepted for A-class office buildings in Burnaby, balance the air movement in the Building at the Tenant’s expense and for this purpose use the air-balancer designated by the Landlord.

8.3	No Financing by Tenant of Leasehold Improvements

The Tenant shall not create any lien, mortgage, charge, conditional sale agreement or other encumbrance in respect of any Leasehold Improvements or, without the consent of the Landlord, with respect to its trade fixtures; nor shall the Tenant take any action as a consequence of which any such prohibited lien, mortgage, charge, conditional sale agreement or other encumbrance would attach to the Premises.

8.4	Liens

(a)	In connection with the making, erection, installation or alteration of Leasehold Improvements and trade fixtures and all other work or installations or alterations made by or for the Tenant in the Premises, the Tenant shall comply with every applicable statute, law, by-law, regulation, ordinance and order affecting the same and affecting the Premises as a result of the actions of the Tenant including, without limitation, the construction lien legislation of the Province in which the Premises is located, and any other statutes from time to time applicable thereto (including any provision requiring or enabling the retention by way of holdback of portions of any sums payable) and, except as to any such holdback, the Tenant shall promptly pay all accounts relating thereto.

(b)	Whenever any construction or other lien for work, labour, services or materials supplied to or for the Tenant or for the cost of which the Tenant may be in any way liable or claims therefor shall arise or be file d or any prohibited lien, mortgage, charge, conditional sale agreement or other encumbrance shall attach, the Tenant shall within five (5) business days after receipt of notice thereof procure and register the discharge thereof, including any certificate of action registered in respect of any lien, by payment or in such other manner as may be required or permitted by law, and failing which the Landlord may make any payments required to procure and register the discharge of any such liens or encumbrances, including any certificate of action registered in respect of any lien, and shall be entitled to be reimbursed by the Tenant as provided in Section 15.3, and its right to reimbursement shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that any lien or encumbrance so discharged was without merit or excessive or subject to any abatement, set-off or defence.

(c)	The Landlord and the Tenant agree that any work done in the Premises during the Term by or on behalf of the Tenant shall not be done and shall be deemed not to have been done at the request of the Landlord.

8.5	Alterations by Landlord

(a)	access and services to or benefiting the Premises shall not be reduced or interrupted (except to the minimum extent which is temporary, reasonable and unavoidable during the making of repairs or renovations); and

(b)	any alteration shall be such that a reasonably prudent owner of the Premises would make having regard to the type and age of the Premises.

8.6	Prohibition Re Certain Materials

Notwithstanding any other provision of this Lease, the Tenant agrees that it will not use or permit the use of any asbestos, polychlorinated biphenyls, radon or any other deleterious or prohibited substances in any construction of the Leasehold Improvements in the Building or in any use of the Building.

ARTICLE 9	REPAIRS

9.1	Landlord’s Repairs

Subject to Section 9.5 and except as provided in Section 9.2, the Landlord shall repair and maintain and may, if it so chooses, replace:

(a)	the Building including all the external and structural parts of the Building including without limitation, the roof, foundation, floors, exterior walls, interior structural walls, steel reinforcements, glass, siding, metal exterior panels, concrete settlement, elevators, parking lot and sinkholes;

(b)	Insured Damage; and

(c)	the Building Systems.

all with reasonable dispatch and in a good and workmanlike manner, and so as to keep the same in good condition and repair.

9.2	Tenant’s Repairs

Subject to Section 9.5, the Tenant shall, at its expense and throughout the Term, keep the Building and the Leasehold Improvements therein and all electrical and telephone outlets and conduits and all mechanical and electrical equipment within the Building in good condition and repair, Insured Damage and repairs which the Landlord is otherwise obliged to repair only excepted. The Tenant shall also make good any damage to the Premises caused by the Tenant or any person for whom the Tenant is at law responsible and which is not Insured Damage. All repairs by the Tenant shall be subject to Section 8.1.

9.3	Entry by Landlord to View State of Repair

The Landlord shall be entitled to enter and view the state of repair of the Premises on reasonable notice to the Tenant. The Tenant will repair, according to notice, as specified in Section 9.2.

9.4	Notice of Defects

The Tenant shall give to the Landlord prompt notice of any defect in the plumbing or utility systems and equipment or any damage to the Premises or any part thereof howsoever caused; provided that nothing herein shall be construed so as to require repairs to be made by the Landlord except as expressly provided in this Lease.

9.5	Termination or Abatement after Damage

(a)	If and whenever the Premises are destroyed or damaged by any cause to the extent that, in the Landlord’s reasonable opinion to be given in writing to the Tenant within sixty (60) days after the occurrence of such damage or destruction, they are unable to be repaired or rebuilt within one hundred and eighty (180) days after such destruction or damage, then either the Landlord or the Tenant may terminate this Lease by notice to the other, to be given within thirty (30) days after the giving of the Landlord’s written opinion above referred to, and the Tenant shall immediately thereupon surrender the Premises and this Lease to the Landlord and Rent shall be apportioned to the date of such destruction or damage (subject to the payment of Rent from the date of such destruction or damage to the date of surrender in the same proportion that the part of the Usable Area of the Premises fit for occupancy by the Tenant until such surrender is of the total Usable Area of the Premises).

(b)	If and whenever all or any portion of the Building is destroyed or damaged by reason of any cause (whether or not such portion includes all or any part of the Building) to such extent that:

(i)	in the Landlord’s reasonable opinion to be given to the Tenant in writing within sixty (60) days after the occurrence of such damage or destruction, it is unable to be repaired or rebuilt within one hundred and eighty (180) days after such destruction or damage; or

(ii)	the estimated cost (as estimated by the Landlord) of repairing or rebuilding the Premises exceeds the proceeds of insurance available to the Landlord for such purpose (or which would have been available if the Landlord had insured in compliance with Section 10.1), the Landlord may terminate this Lease upon not less than thirty (30) days’ prior written notice to the Tenant, given within sixty (60) days after the happening of such destruction or damage, and the Tenant shall immediately thereupon surrender the Premises and this Lease to the Landlord; and

(iii)	if and to the extent that such destruction or damage has rendered the Premises in whole or in part unfit for occupancy by the Tenant, Rent shall abate from the date of such destruction or damage to the date of surrender in the same proportion that the part of the Usable Area of the Premises unfit for occupancy is of the total Usable Area of the Premises; and

(iv)	otherwise Rent shall be apportioned to the date of surrender.

(c)	If and whenever the Premises are destroyed or damaged by reason of any cause and this Lease shall not have been terminated, the Landlord shall, with all reasonable diligence, make the repairs specified in Section 9.1 and the Tenant shall, with all reasonable diligence and in compliance with Section 8.1, make all repairs to the Premises specified in Section 9.2 and complete the Premises for occupancy for the purpose described in Section 7.1 and in compliance with subsection 7.4(b). If as a result of any destruction or damage to the Premises which the Landlord is obligated to repair pursuant to Section 9.1, and which is not the fault of the Tenant or those for whom it is at law responsible and which does not consist of merely a temporary interruption of or interference with any utility, service or access, the Premises are rendered in whole or in part unfit for occupancy by the Tenant, then during the period commencing on the occurrence of such destruction or damage and ending upon the date when both the repairs to the Premises which the Landlord is obligated to make as aforesaid are completed sufficiently to enable the Tenant to commence its repairs, and the Tenant has been allowed a reasonable period of time which is sufficient for the completion by it of the repairs it is obligated to make as aforesaid with due diligence.

Rent shall from time to time abate in the same proportion that the part of the Usable Area of the Premises from time to time rendered unfit for such occupancy by reason of such destruction or damage is of the total Usable Area of the Premises.

9.6	No Claim by Tenant

Except in respect of abatement of Rent as provided for in this Article, no claim for compensation or damages, direct or indirect, shall be made by the Tenant by reason of the loss of use, inconvenience or otherwise arising from the necessity of repairing any portion of the Premises however the necessity may arise so long as any such repair to be carried out by the Landlord is carried out with reasonable diligence.

9.7	Tenant to Leave Premises in Good Repair

The Tenant shall leave the Premises and (subject to Section 3.4) the Leasehold Improvements, at the expiration or other termination of the Term, in the condition and repair required of the Tenant under Section 9.2, reasonable wear and tear excepted.

ARTICLE 10	INSURANCE AND LIABILITY

10.1	Landlord’s Insurance

Subject to its general availability, the Landlord shall effect and maintain during the Term:

(a)	“all risks” insurance which shall insure the Premises against loss or damage by perils now or hereafter from time to time embraced by or defined in a standard all risks insurance policy;

(b)	boiler and machinery insurance on objects defined in a standard comprehensive boiler and machinery policy against accidents as defined therein;

(c)	loss of rental income insurance in an amount sufficient to replace all Rent payable under the provisions of this Lease for an indemnity period of a reasonable period of time;

(d)	commercial general liability insurance covering claims for personal injury and property damage arising out of all operations in connection with the management and administration of the Premises; and

(e)	such other coverage, or increases in the amount of coverage, as the Landlord may consider necessary.

For greater certainty, the Tenant acknowledges that the Landlord is not obligated to insure the Leasehold Improvements in the Premises except to the extent herein specifically required. The insurance to be maintained by the Landlord shall be that which would be carried by reasonably prudent owners.

10.2	Tenant’s Insurance

The Tenant shall, at its own expense, take out and keep in force during the Term:

(a)	(i)	inclusive limits commercial general liability insurance, which shall include coverage for personal injury, contractual liability, non-owned automobile liability insurance and owned automobile insurance covering bodily injury, death and property damage, all on an occurrence basis with respect to the business carried on in the Premises and the Tenant’s use and occupancy of the Premises, with coverage for any one occurrence or claim of not less than Five Million Dollars ($5,000,000.00) or such other amount as the Landlord and Tenant may from time to time agree to, acting reasonably, at any time during the Term;

(ii)	tenant’s legal liability on an “all risk” format in an amount not less than the full replacement cost of the Leasehold Improvements.

(b)	“all risks” insurance including earthquake, flood and sewer backup perils covering all property owned by the Tenant, or for which the Tenant is legally liable, located within the Premises, including, but not limited to, Leasehold Improvements, trade fixtures, and furniture and equipment, and burglary insurance with respect to the Building for not less than the full replacement cost thereof, and which insurance shall include a by-law endorsement;

(c)	when applicable, and if not insured under subsection 10.1(b), comprehensive boiler and machinery insurance with limits for each accident in an amount not less than full replacement costs of all Leasehold Improvements and of all boilers, pressure vessels, heating, ventilating and air-conditioning equipment and miscellaneous electric apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Premises, or relating to or serving the Premises;

(d)	“Extra Expense” insurance for a minimum period of twelve (12) months in the amount which will reimburse Tenant extra expenses attributable to all perils insured against under subsection 10.2(b) or attributable to prevention of access to the Premises as a result of any such perils; and

(e)	insurance against such other perils and in such amounts as the Landlord or any mortgagee may from time to time reasonably require upon not less than sixty (60) days’ notice, such requirement to be made on the basis that the required insurance is customary at the time in the City of Vancouver for tenants of buildings similar to the Building.

10.3	Form of Tenant’s Insurance

(a)	All policies of insurance required to be maintained by the Tenant hereunder:

(i)	shall be on terms and with insurers to which the Landlord has no reasonable objection;

(ii)	shall be primary non-contributing with, and not in excess of, any other insurance available to the Landlord or its mortgagee;

(iii)	with respect to the insurance described in subsections 10.2(a)(ii), (b) and (c) shall name as additional named insured and loss payee as our interest may appear the Landlord and anyone else with an interest in the Premises from time to time designated in writing by the Landlord;

(iv)	with respect to subsection 10.2(a)(i) shall name as an additional named insured the Landlord and any other party with an interest in the Premises from time to time designated in writing by the Landlord, and shall contain provisions for cross-liability and severability of interest clauses;

(v)	with respect to subsections 10.2(b), (c) and (d) shall contain a waiver of any rights of subrogation which the insurer may have against the Landlord and those for whom the Landlord is at law responsible whether the damage is caused by the act, omission or negligence of the Landlord or anyone for whom the Landlord is at law responsible.

Each policy shall also contain an undertaking by the insurer that no material change adverse to the Landlord or the Tenant will be made and the policy will not lapse or be cancelled or not be renewed, except after not less than thirty (30) days’ prior written notice to the Landlord of the intended change, lapse, cancellation or non-renewal.

(b)	The Tenant shall furnish to the Landlord certificates as to the insurance from time to time effected by the Tenant and its renewal or continuation in force on a form acceptable by the Landlord’s insurers evidencing that the required insurance is in force, together with evidence as to the method of determination of full replacement cost of the Leasehold Improvements to the Premises and the Tenant’s trade fixtures, furniture and equipment. If the Landlord reasonably concludes that the full replacement cost has been underestimated, the Tenant shall forthwith arrange for any consequent increase in coverage required under Section 10.2. If the Tenant fails to take out, renew or keep in force such insurance, or if the certificates submitted to the Landlord pursuant to the preceding sentence are unacceptable to the Landlord (or no such certificates are submitted within a reasonable period after request therefor by the Landlord), the Landlord may give to the Tenant notice requiring compliance with this Section and specifying the respects in which the Tenant is not then in compliance with this Section. If the Tenant does not, within seventy-two (72) hours (or such lesser period as the Landlord may reasonably require having regard to the urgency of the situation), provide appropriate evidence of compliance with this Section the Landlord may (but shall not be obligated to) obtain some or all of the additional coverage or other insurance which the Tenant shall have failed to obtain, without prejudice to any other rights of the Landlord under this Lease or otherwise, and the Tenant shall pay all premiums and other costs incurred by the Landlord forthwith upon demand.

10.4	Insurance Cancellation or Cost Increase

(a)	The Tenant will not do or omit to do or permit to be done or omitted to be done in the Premises anything which would cause any policy of insurance on the Premises to be subject to cancellation or non-renewal or which would cause an increase in the cost of any insurance which the Landlord is obligated by this Lease to maintain or which is otherwise maintained by the Landlord. Upon any act or omission by the Tenant or any person occupying or transacting business at the Premises which would result in cancellation or non-renewal or an increased cost which the Tenant does not pay, the Landlord may, at its option, terminate this Lease on ten (10) days notice to the Tenant. Without limiting the foregoing, the Tenant will pay to the Landlord, forthwith upon demand, the amount of any such increase in cost.

(b)	If any insurance policy is cancelled or threatened by the insurer to be cancelled or the coverage thereunder is altered in any way because of the use or occupation of the Premises by the Tenant or by any person permitted to be in the Premises by the Tenant or any other person for whom the Tenant is at law responsible, and if the Tenant fails to remedy the condition giving rise to the cancellation, threatened cancellation or alteration in coverage within forty-eight (48) hours after notice thereof is given to the Tenant (or such lesser period as the Landlord acting reasonably may determine, having regard to the urgency of the situation), the Landlord may, but will not be obligated to, without further notice or any liability to the Tenant or any other occupant of the Premises, enter the Premises and attempt to remedy such condition or obtain or attempt to obtain insurance coverage in replacement of the coverage cancelled, threatened to be cancelled or altered in coverage; and the Tenant will pay to the Landlord, forthwith upon demand, the cost thereof.

10.5	Release of Landlord by Tenant

The Tenant agrees that, despite any other provision of this Lease, the Landlord and those for whom the Landlord is at law responsible shall not be liable to any extent for any personal injury or death of, or loss or damage to any property belonging to the Tenant or any of its employees, invitees or licensees or any other person in, on or about the Premises unless resulting from the wilful act or actual negligence of the Landlord or those for whom the Landlord is at law responsible (but only to the extent of such actual negligence). Notwithstanding the immediately preceding sentence, in no event shall the Landlord be liable for:

(a)	any damage (other than Insured Damage) which is caused by steam, water, rain or snow which may leak into, issue or flow from any part of the Premises or from the pipes or plumbing works, including the sprinkler system, thereof, or from any other place or quarter, or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring or of sprinkler heads, or for any damage caused by anything done or omitted by any other tenant;

(b)	any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or other person from time to time employed by it to perform janitorial services, security services, supervision or any other work in or about the Premises it being understood that should the Tenant sustain any loss caused by any person or persons employed or retained by the Landlord in the performance of any supervision or any other work in or about the Premises (as reasonably determined by the Tenant), the Landlord will, if requested by the Tenant, pursue a claim for such loss against such person or persons on behalf of the Tenant, but only if the Tenant is itself unable to pursue such claim directly due to the Tenants lack of legal standing;

(c)	loss or damage, however caused, to money, securities, negotiable instruments, papers or other valuables of the Tenant; or

(d)	loss or damage for which the Tenant is required to or does carry insurance.

In addition, the Tenant hereby releases the Landlord and those for whom the Landlord is at law responsible from all claims or liabilities in respect of damage required to be insured against by the Tenant.

10.6	Release of Tenant by Landlord

The Landlord hereby releases the Tenant and those for whom the Tenant is at law responsible from all claims or liabilities in respect of any damage which is Insured Damage to the extent of the insurance proceeds actually received by the Landlord.

10.7	Indemnity of Landlord by Tenant

Except as provided in Section 10.6, the Tenant shall indemnify and save harmless the Landlord against and from any and all expenses, costs, damages, suits, actions, liabilities or claims arising or growing out of any default by the Tenant hereunder, and from all claims and demands of every kind and nature made by any person or persons to or against the Landlord and/or its agent, for all and every manner of costs, damages or expenses incurred by or injury (including death resulting at any time therefrom) or damage to such person or persons or his, her or their property, which claims or demands may arise howsoever out of the use and occupation of the Premises by the Tenant or any subtenant or occupant authorized by the Tenant or by any assignee or sublessee thereof or any of their respective servants, agents, assistants, employees, invitees or other persons entering into the Premises or any part thereof (other than any such claims, demands or damages resulting from any wilful act or act of negligence of the Landlord or those for whom the Landlord is responsible at law), and from all costs, counsel fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon.

10.8	Indemnity of Tenant by Landlord

Except as provided in Section 10.5, the Landlord shall indemnify and save harmless the Tenant against and from any and all expenses, costs, damages, suits, actions, liabilities or claims arising or growing out of any default by the Landlord hereunder, and from all claims and demands of every kind and nature made by any person or persons to or against the Tenant and/or its agent, for all and every manner of costs, damages or expenses incurred by or injury (including death resulting at any time therefrom) or damage to such person or persons or his, her or their property, which claims or demands may arise as a result of the negligence of the Landlord or those for whom it is responsible at law, and from all costs, counsel fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon.

ARTICLE 11	ASSIGNMENTS BY TENANT AND TRANSFERS BY LANDLORD

11.1	Assignment, Subleases, Charges by Tenant

(a)	In this Lease, “Transfer” means:

(i)	an assignment, sale, conveyance, sublease, or other disposition of this Lease or the Premises, or any part of them or any interest in this Lease (whether by operation of law or otherwise), or in a partnership that is a Tenant under this Lease;

(ii)	a mortgage, charge or debenture (floating or otherwise) or other encumbrance of this Lease or the Premises or any part of them, or of any interest in this Lease or of a partnership, or partnership interest, where the partnership is a Tenant under this Lease;

(iii)	a parting with or sharing of possession of all or part of the Premises;

(iv)	a transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription of all or part of the corporate shares of the Tenant or an “affiliate” (which for the purposes of this Article 11 means “affiliate” as that term is defined on the date of this Lease under the Canada Business Corporations Act) of the Tenant which results in a change in the effective voting control of the Tenant; or

(v)	a merger, amalgamation or other corporate reorganization of the Tenant.

“Transferor” and “Transferee” have meanings corresponding to the definition of “Transfer” set out above, (it being understood that for a Transfer described in clause (iv) the Transferor is the person that has effective voting control before the Transfer and the Transferee is the person that has effective voting control after the Transfer).

(b)	The Tenant shall not effect or permit a Transfer without the consent of the Landlord which shall not (except as hereinafter otherwise provided) be unreasonably withheld. Without limitation, it shall constitute reasonable grounds for any withholding of consent by the Landlord that, in the Landlord’s reasonable judgment:

(i)	the proposed Transferee does not have a satisfactory financial condition having regard to the obligations which it will assume as Transferee; or

(ii)	it is intended or likely that it will use any part of the Premises for any purpose which is not permitted by this Lease or which is not acceptable to the Landlord, acting reasonably; or

(iii)	where the return to the Tenant on any proposed Transfer is greater than the amounts payable by the Tenant hereunder and the proposed transfer occurs after the tenth year of the Term, for a rentable area in excess of 50,000 square feet, and the Tenant does not agree to share such excess equally with the Landlord; or

(iv)	covenants, restrictions, or commitments given by the Landlord to mortgagees, or other parties regardless of when given, prevent or inhibit the Landlord from giving its consent to the Transfer.

The Landlord shall be entitled to withhold consent arbitrarily where it exercises its right of termination pursuant to Section 11.2.

(c)	Without limitation, the Tenant shall for the purposes of this Lease be considered to have effected or permitted a Transfer in any case where it permits the Premises or any portion thereof to be occupied by a person or persons other than the Tenant, its employees and others engaged in carrying on the business of the Tenant, whether pursuant to assignment, subletting, license or other right, and shall also include any case where any of the foregoing occurs by operation of law.

(d)	The Landlord shall have the right of approval, acting reasonably, of any marketing of space by the Tenant.

(e)	If the Landlord’s consent is given, the Tenant shall complete the Transfer, but only upon the terms set out in the offer submitted to the Landlord pursuant to Section 11.2 and not otherwise. Such Transfer shall occur within ninety (90) days after the Tenant’s request for consent and only upon any Transferee entering into an agreement directly with the Landlord and in a form satisfactory to the Landlord acting reasonably to perform, observe and keep each and every covenant, proviso, condition and agreement in this Lease on the part of the Tenant to be performed, observed and kept, including payment of Rent.

(f)	Notwithstanding any other provision of this Lease, the Tenant may:

(i)	in the first ten (10) years of the Term, without the Landlord’s consent, sublet up to 50,000 square feet of the Premises to one or more parties from time to time; or

(ii)	at any time during the Term (or any renewal term), without the Landlord’s consent (but with notice in writing to the Landlord), assign or partially assign this Lease or sublet the Premises (in whole or in part) to:

(A)	an “affiliate” (as such term is defined in the Canada Business Corporations Act as at the date of this Lease) of the Tenant; or

(B)	a mortgagee of the Tenant or a party holding a debenture given by the Tenant,

on condition that in the event of an assignment contemplated in section 11.1(f)(ii), the Tenant and the assignee enter into an agreement directly with the Landlord, in a form satisfactory to the Landlord, in which the assignee agrees to be bound by the terms and conditions of this Lease, and the Tenant agrees that it will not be released from its obligations to perform and keep each and every covenant, proviso, condition and agreement in this Lease. Notwithstanding anything contained in this Lease to the contrary, the consent of the Landlord will not be required in connection with:

(iii)	a public offering of shares in the capital of the Tenant or an “affiliate” (as defined in the Canada Business Corporations Act as at the date of this Lease) of the Tenant;

(iv)	a sale of all or substantially all of the assets or undertaking of the Tenant or an “affiliate” (as defined in the Canada Business Corporations Act as at the date of this Lease) of the Tenant;

(v)	a change in the effective voting control of the Tenant or an “affiliate” (as defined in the Canada Business Corporations Act as at the date of this Lease) of the Tenant; or

(vi)	a share issuance, reorganization, arrangement or amalgamation resulting in a change in the beneficial ownership of the Tenant or an “affiliate” (as defined in the Canada Business Corporations Act as at the date of this Lease) of the Tenant.

(g)	All reasonable costs of the Landlord incurred with respect to any Transfer by the Tenant shall be paid by the Tenant forthwith after demand.

11.2	Landlord’s Rights of Cancellation

Subject to subsection 11.1(f), the Tenant shall not effect or permit a Transfer unless:

(a)	it shall have received or procured a bona fide written offer therefor to take a Transfer which is not inconsistent with, and the acceptance of which would not breach, any provisions of this Lease if this Article is complied with and which the Tenant has determined to accept subject to this Article being complied with, and

(b)	it shall have requested and obtained the consent in writing of the Landlord thereto.

Any request for such consent shall be in writing and accompanied by a true copy of such offer, and the Tenant shall furnish to the Landlord all information available to the Tenant or any additional information requested by the Landlord acting reasonably, as to the responsibility, reputation, financial standing and business of the proposed Transferee. Within fifteen (15) days after the receipt by the Landlord of such request for consent and of all information which the Landlord shall have requested hereunder (and if no such information has been requested, within fifteen (15) days after receipt of such request for consent), the Landlord shall have the right upon notice to the Tenant, if the proposed Transfer affects the whole of the Premises, to terminate this Lease or, if the proposed Transfer affects at least twenty five (25) percent of the Premises but less than the whole, to delete from the Lease such part of the Premises as is affected by the proposed Transfer, in each case as of the date of the proposed Transfer. In such event, the Tenant shall surrender the whole or part, as the case may be, of the Premises in accordance with such notice and Rent shall be apportioned and paid to the date of surrender and, if only a part of the Premises is surrendered, Rent shall thereafter abate proportionately. If the Landlord shall not exercise the foregoing right of cancellation, then the provisions of Section I 1.1 shall apply.

The Landlord’s right to terminate or delete, as the case may be, shall only be exercisable after the first five (5) years of the Term have elapsed.

If the Landlord elects to terminate or delete, as the case may be, the Tenant may withdraw its request for consent by notice to the Landlord within five (5) business days after receipt of the Landlord’s notice of election, in which event the Landlord’s notice of election shall be null and void and the Tenant shall not proceed with the Transfer for which such consent was requested.

11.3	Continuing Obligations of Tenant

(a)	No Transfer shall release or relieve the Tenant from any of its obligations hereunder unless otherwise agreed by the Landlord.

(b)	No consent by the Landlord to any Transfer shall be construed to mean that the Landlord has consented or will consent to any further Transfer which shall remain subject to the provisions of this Article.

11.4	No Advertising of the Premises

The Tenant shall not print, publish, post, mail, display, broadcast or otherwise advertise or offer the whole or any part of the Premises for the purposes of a Transfer, and shall not permit any broker or other party to do any of the foregoing, unless the complete text and format of any such notice, advertisement or offer shall first have received the Landlord’s written consent, which shall not be unreasonably withheld. In no event shall any such notices or advertisement contain any reference to the Rent payable in respect of the Premises.

11.5	Dealings by Landlord

Subject to the Right of First Offer contained in section 2 of Schedule E, the Landlord may sell, transfer, charge, encumber or otherwise deal with the Premises or any portion thereof or any interest of the Landlord therein, in every case without the consent of the Tenant, and without restriction. To the extent that any purchaser or transferee from the Landlord has become bound by the covenants and obligations of the Landlord under this Lease, the Landlord shall, without further written agreement, be freed and relieved of liability with respect to such covenant and obligations.

11.6	Subordination and Attornment

The Tenant acknowledges that this Lease is, at the option of any mortgagee or chargee, subject and subordinate to any and all ground leases, mortgages or charges (including deeds of trust and mortgage securing bonds, all indentures supplemental thereto or any other instruments of financing, refinancing or collateral financing) (collectively called an “Encumbrance”) which may now or hereafter affect the Premises, or any part thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. The Tenant agrees to execute promptly any certificate or instrument in confirmation of such subordination and will, if requested, attorn to such encumbrancer, mortgagee or chargee (each, an “Encumbrancer”).

Subject to section 11.7, the Tenant will, if possession is taken under, or any proceedings are brought for possession under or the foreclosure of, or in the event of the exercise of the power of sale under, any Encumbrance, attorn to the Encumbrancer or the purchaser upon any such foreclosure, sale or other proceeding and recognize the Encumbrancer or the purchaser as the Landlord under this Lease.

11.7	Non-Disturbance Agreement

The Landlord will obtain from any present or future holder (each a “Holder”) of any security in respect of the Premises a non-disturbance agreement (“Non-Disturbance Agreement”) in favour of Tenant (in a form acceptable to Tenant, acting reasonably) wherein the Holder agrees that, so long as Tenant is not in material default hereunder beyond any applicable curing period, the Holder will recognize all Tenant’s rights under this Lease and Tenant will be permitted to remain in occupation of the Premises, without disturbance, pursuant to and upon all the terms and conditions contained in this Lease, notwithstanding that Landlord may be in default under Holder’s security. For greater certainty, the Holder will agree to perform all Landlord’s covenants under this Lease as if it was Landlord named herein. The Landlord will use its best efforts to obtain a Non-Disturbance Agreement from any future Holder within fourteen (14) days following registration of such Holder’s security.

ARTICLE 12	ESTOPPEL CERTIFICATES, REGISTRATION

12.1	Estoppel Certificates

Each of the Landlord and the Tenant agrees that it will at any time and from time to time upon not less than ten (10) days’ notice, execute and deliver to the other (and, if required, to any prospective purchaser, mortgagee or Encumbrancer of the Premises) a certificate in writing as to the status at that time of this Lease, including as to whether this Lease is unmodified and in full force and effect (or, if modified, stating the modification and that the same is in full force and effect as modified), the amount of the Rent then being paid hereunder, the date on which the same, by instalments or otherwise, and other charges hereunder, have been paid, whether or not there is any existing default on the part of the other of which it has notice, and any other matters pertaining to this Lease as to which the other shall request a statement.

12.2	Registration on Title

The Tenant shall not register this Lease in full on the title to the Premises. If the Tenant wishes to register a notice or short form of this Lease, the Tenant shall deliver the notice or short form to the Landlord for its prior approval. In no circumstances shall the Landlord permit any form of registration containing financial information.

The Tenant agrees that it will, at its sole expense, discharge and withdraw from title any such registration within thirty (30) days after the expiration or sooner termination of this Lease. If such registration is not discharged and withdrawn during the aforesaid time, the Landlord shall have the right and is hereby appointed by the Tenant as its agent and attorney to prepare, execute and register such documentation as is required to discharge and withdraw any such registration.

ARTICLE 13	UNAVOIDABLE DELAYS

13.1	Unavoidable Delays

Whenever and to the extent that either the Landlord or the Tenant is unable to fulfill, or is delayed or restricted in the fulfillment of, any obligation hereunder in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs, by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfill such obligation, or by reason of any statute, law, by-law or order-in-council or any regulation or order passed or made pursuant thereto, or by reason of the order or direction of any legislative, administrative, or judicial body, controller or board, or any governmental department or any governmental officer or other authority having jurisdiction, or by reason of its inability to procure any licence or permit required therefor, or by reason of not being able to obtain any permission or authority required therefor, or by reason of any strikes, lockouts, slow-downs or other combined action of workmen, or shortages of material, or any other cause beyond its control, other than any insolvency, lack of funds or other financial cause of delay, the Landlord or the Tenant, as the case may be, shall be relieved from the fulfillment of such obligation so long as such cause continues provided always that (except as may be expressly provided in this Lease) the Tenant shall not be entitled to any compensation for any inconvenience or nuisance or discomfort thereby occasioned, or to cancel or terminate this Lease or to any abatement of Rent.

ARTICLE 14	LANDLORD’S ACCESS TO PREMISES

14.1	Inspection and Repair

The Landlord and its authorized agents and employees shall have the right at all reasonable times upon prior written notice to the Tenant, except in the case of emergencies and in the exercise of its property management obligations pursuant to the Lease, (provided that the times scheduled in respect of such property management obligations are generally approved in advance by the Tenant), at any time and from time to time, to enter the Premises for the purpose of inspection, providing janitor service, maintenance, making repairs, alterations or improvements to the Premises or to have access to utilities and services, and the Tenant shall provide free and unhampered access for such purpose and shall not be entitled to compensation for any inconvenience, nuisance or discomfort caused thereby. The Landlord in exercising its rights hereunder shall proceed to the extent reasonably possible so as to minimize interference with the Tenant’s use and enjoyment of the Premises.

14.2	Right to Exhibit Premises

The Landlord and its authorized agents and employees shall have the right to exhibit the Premises to prospective tenants at all reasonable hours upon prior written notice to the Tenant, during the last twelve (12) months of the Term. The Landlord and its authorized agents and employees shall also have the right to enter upon the Premises at all reasonable hours during the Term upon prior written notice, for the purpose of exhibiting the Premises to any prospective purchaser or mortgagee thereof.

ARTICLE 15	DEFAULT

15.1	Events of Default

Each of the following shall be an event of default of the Tenant:

(a)	whenever the Tenant defaults in the payment of any Rent and such default continues for five (5) business days after notice to the Tenant; or

(b)	whenever the Tenant defaults in the performance of any of its other obligations hereunder and such default is not remedied within a period next after notice and which period shall be:

(i)	if the default could in the reasonable opinion of the Landlord, be remedied within thirty (30) days after notice and provided the Tenant has commenced to remedy such failure within ten (10) days after notice and proceeds thereafter diligently and continuously to remedy it, thirty (30) days; and

(ii)	if the default could not in the reasonable opinion of the Landlord, be remedied within thirty (30) days after notice and provided the Tenant has commenced to remedy such failure not later than ten (10) days after notice and proceeds thereafter diligently and continuously to remedy it, that number of days after notice which would in the reasonable opinion of the Landlord, suffice for the remedying of such default if the Tenant had commenced to remedy such default within ten (10) days after notice and proceeded thereafter diligently and continuously to remedy it; and

(iii)	in any case where the Tenant does not commence to remedy such default within ten (10) days after notice, ten (10) days; or

(c)	the Tenant taking any action or commencing any proceeding or any action or proceeding being taken or commenced by another person or persons against the Tenant in respect of the liquidation, dissolution or winding-up of the Tenant, including without limitation, any action or proceeding under the Winding Up and Restructuring Act, the Business Corporations Act, the Canada Business Corporations Act or other similar legislation whether now or hereinafter in effect; or

(d)	the Tenant taking any action or commencing any proceeding or any action or proceeding being taken or commenced by another person or persons against the Tenant relating to the reorganization, readjustment, compromise or settlement of the debts owed by the Tenant to its creditors, including, without limitation, the filing of a notice of intention to make a proposal or the filing of a proposal pursuant to the provisions of the Bankruptcy and Insolvency Act (Canada), the making of an Order under the Companies’ Creditors Arrangement Act (Canada) or the commencement of any similar action or proceeding by the Tenant or such person or persons; or

(e)	the Tenant making any bulk sale of its assets, except to a successor in conjunction with a permitted assignment of this Lease, or the Tenant committing any act of bankruptcy pursuant to or set out under the provisions of the Bankruptcy and Insolvency Act (Canada) or the filing of a petition for a receiving order against the Tenant pursuant to the provisions of the Bankruptcy and Insolvency Act (Canada) or a receiver, interim receiver and manager, agent, liquidator or other similar administrator being appointed in respect of any of the property of the Tenant whether or not located on the Premises, or any part thereof, or the taking by a secured party, lien claimant, other encumbrancer, judgment creditor or a person asserting similar rights of possession of such assets or any part thereof located on the Premises; or

(f)	if a writ of execution that may materially affect this Lease shall issue against the Tenant, or if the Term hereby granted or any of the goods, chattels or equipment of the Tenant shall be taken in execution or attachment, or be seized by any creditor of the Tenant, whether secured or otherwise; or

(g)	if the Premises or a substantial part thereof are abandoned or become vacant or not used or occupied while capable of use and occupancy, and remain so for a period of thirty (30) days, or if the Premises are used by any other person or persons other than the Tenant or for any other purpose than that for which the same were let, in each case without the prior written consent of the Landlord.

15.2	Remedies of Landlord

Upon any event of default of the Tenant, in addition to any remedy which the Landlord may have by this Lease or at law or in equity, the Landlord may, at its option:

(a)	provide, by notice to the Tenant, that the current month’s Rent and Rent for the next ensuing three (3) months shall thereupon become immediately due and payable; and/or

(b)	enter the Premises as agent of the Tenant, either by force or otherwise, without being liable for any prosecution therefor, and without being deemed to have terminated this Lease, and relet the Premises or any part thereof as the agent of the Tenant, and receive the rent therefor to be applied on account of the Rent; and/or

(c)	exercise its right of distress; and/or

(d)	terminate this Lease and re-enter and take possession of the Premises and/or provide, by notice to the Tenant, for an immediate payment by the Tenant of an amount equal to the Present Value, as of the date of an event of default by the Tenant, of Rent due under this Lease from such date to the last day of the twelfth month following such date of default, provided that if there is less than twelve months remaining in the current Term (or the current renewal term) the amount payable will be the Present Value of Rent due under this Lease from the date of the event of default by the Tenant to the last day of the current Term or renewal term, as the case may be. After receipt by the Landlord of such payment and after the Landlord relets the Premises, the Landlord shall remit to the Tenant, as and when rent is received therefor, an amount equal to (i) the lesser of (1) the amount received by the Landlord for any period and (2) the amount that would have been payable by the Tenant under this Lease for the same period, less (ii) fifteen percent (15%) of such sum in (i) as an administration fee to the Landlord; and/or

(e)	without terminating this Lease, demand immediate payment from the Tenant of an amount equal to the Present Value, as of the date of an event of default by the Tenant, of Rent due under this Lease from such date to the last day of the Term of the Lease. If any part of such Rent cannot be absolutely determined as of such date, the Landlord shall estimate same on a reasonable basis. Upon payment of such amount by the Tenant to the Landlord, the Tenant shall be entitled to occupancy of the Premises for the remainder of the Term in accordance with this Lease; and/or

(f)	suspend the supply to the Premises of any benefit, service, utility or Additional Service furnished by the Landlord until the default is cured.

15.3	Additional Self-Help Remedy of Landlord

In addition to all other remedies the Landlord may have by this Lease, at law or in equity, if the Tenant does not perform any of its obligations hereunder, the Landlord may at its option, perform any of such obligations, after five (5) business days’ notice to the Tenant or in the event of an emergency without notice, and in such event the cost of performing any of such obligations plus an administrative charge of fifteen percent (15%) of such cost shall be payable by the Tenant to the Landlord forthwith on demand together with interest at the Rate of Interest from the date of the performance of any of such obligations by the Landlord to the date of payment by the Tenant.

15.4	Legal Costs - Landlord

The Tenant hereby agrees to pay to the Landlord, within five (5) days after demand, all legal fees, on a solicitor and his own client basis, incurred by the Landlord for the enforcement of any rights of the Landlord under this Lease or in the enforcement of any of the provisions of this Lease or in the obtaining of possession of the Premises or for the collection of any monies from the Tenant or for any advice with respect to any other matter related to this Lease provided such legal fees were reasonably incurred and the outcome of the issue was unfavourable to the Tenant.

15.5	Legal Costs - Tenant

The Landlord hereby agrees to pay to the Tenant, within five (5) days after demand, all legal fees on a solicitor and his own client basis, incurred by the Tenant for the enforcement of any of the rights of the Tenant under this Lease, for the collection of any monies from the Landlord or for any advice with respect to any other matter related to this Lease, provided that the legal fees were reasonably incurred and the outcome of the issue was unfavourable to the Landlord.

15.6	Remedies Cumulative

The Landlord may from time to time resort to any or all of the rights and remedies available to it in the event of any default hereunder by the Tenant, either by any provision of this Lease, or by statute, or at law or in equity, all of which rights and remedies are intended to be cumulative and not alternative, and the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to the Landlord at law or in equity.

15.7	Non-Waiver

Any condoning, excusing or overlooking by either the Landlord or the Tenant of any default by the other at any time or times in respect of any obligation of the other herein shall not operate as a waiver of the non-defaulting party’s rights hereunder in respect of such default or so as to defeat or affect in any way the rights of the non-defaulting party in respect of any such continuing or subsequent default by the defaulting party. No waiver shall be implied by anything done or omitted by a party. Any waiver of a particular default shall not operate as a waiver of any subsequent or continuing default.

ARTICLE 16 ARBITRATION

16.1	Arbitration

Whenever in this Lease it is provided that any matter in dispute between the Landlord and the Tenant, if not settled or agreed between them, is to be determined by arbitration, then the following provisions shall apply:

(a)	Either party may commence arbitration proceedings by giving written notice to the other party of its desire to arbitrate (but no party shall give such a notice unless such party has first demonstrated its willingness to negotiate and act reasonably with a view to resolving the dispute by agreement between the parties).

(b)	Forthwith after the giving of such notice, the parties or their designated representatives shall meet in good faith for the purpose of agreeing, or attempting to agree, upon an arbitration procedure. If such agreement is arrived at, the matter in dispute shall be arbitrated and settled in accordance with the agreed procedure (and which agreed procedure shall be reduced to writing signed by each of the parties, and shall constitute a submission to arbitration within the meaning of the commercial arbitration legislation of the Province in which the Premises is located (the “Arbitrations Act”).

(c)	The parties recognize that, in many instances of disputes which might arise under this Lease, the dispute may involve, and depend for its resolution upon, technical matters or matters which involve expert knowledge and judgment, where it is in the interests of a prompt and equitable solution of the matter for the parties to agree upon an independent expert having the appropriate specialized knowledge as the sole arbitrator. In any such situation the parties shall negotiate in good faith and act reasonably with a view to reaching agreement upon an appropriate independent expert as a sole arbitrator. If such a sole arbitrator is agreed upon by the parties, the dispute shall be arbitrated and determined in accordance with the following procedure (and which shall constitute a submission to arbitration within the meaning of the Arbitrations Act):

(i)	such sole arbitrator shall proceed to determine the dispute, having regard to the provisions of this Lease and the terms of the submission to arbitration and any other agreements the parties may have had respecting the arbitration or the matter in dispute;

(ii)	the arbitration shall, subject to any express provision herein or in any submission to arbitration or other agreement of the parties affecting the same, be conducted in accordance with the provisions of the laws of the Province in which the Premises is located applicable thereto and the provisions of the Arbitrations Act shall apply thereto;

(iii)	the costs of the arbitration shall be awarded in the discretion of the sole arbitrator; and

(iv)	if such sole arbitrator fails to hear and determine the matter in dispute and render a decision in writing to the parties within thirty (30) days after the parties agree upon such sole arbitrator, either party may, by notice to the other, cancel the appointment of such sole arbitrator, in which case either party may initiate new arbitration proceedings pursuant to this Section (subject to the agreement of the other party to the commencement of new arbitration proceedings) or proceed in the courts to have the dispute determined as if no agreement for a submission to arbitration existed between the parties.

(d)	If, within five (5) days after the giving of the notice referred to in subsection (a) of this Section an arbitration procedure shall not have been agreed upon between the parties, either party may, at any time thereafter, and prior to such a procedure being agreed, give written notice to the other requiring the dispute to be arbitrated and determined in accordance with the following procedure (and which shall constitute a submission to arbitration within the meaning of the Arbitrations Act):

(i)	the party giving the notice referred to above in this subsection shall, in such notice, give notice of the appointment and the name of the arbitrator chosen by the party giving such notice;

(ii)	the party receiving the notice given under paragraph (i) shall, within ten (10) days after the receipt thereof, give a written notice to the party giving the first notice of the appointment and the name of the arbitrator chosen by the party giving the notice under this paragraph (ii);

(iii)	the two arbitrators so chosen shall jointly appoint a third arbitrator and give written notice of the appointment and the name of such arbitrator to the parties;

(iv)	if a party required to appoint an arbitrator fails to do so and give notice thereof as required by paragraph (ii) within the period of ten (10) days provided thereby, or if each party has appointed an arbitrator and the two arbitrators so chosen fail to agree upon a third arbitrator and give notice thereof as required by paragraph (iii) within fifteen (15) days after both have been appointed, then any party not in default may apply to a judge of the relevant court of competent jurisdiction pursuant to the provisions of the Arbitrations Act for the appointment of an arbitrator on behalf of the party in default, or the appointment of the third arbitrator, as the case may be;

(v)	the three (3) arbitrators appointed pursuant to the preceding provisions shall proceed to determine the dispute, having regard to the provisions of this Lease and the terms of the submission to arbitration and any other agreements the parties may have made respecting the arbitration or the matter in dispute and the decision of any two (2) of them shall bind the parties;

(vi)	the arbitration shall, subject to any express provisions herein or in any submission to arbitration or other agreement of the parties affecting the same, be conducted in accordance with the provisions of the laws of the Province in which the Premises is located applicable thereto and the provisions of the Arbitrations Act shall apply thereto;

(vii)	the costs of the arbitration shall be awarded in the discretion of the arbitrators; and

(viii)	if the arbitrators appointed under the preceding provisions shall fail to hear and determine the matter in dispute and render a decision in writing to the parties within thirty (30) days after the appointment of the third arbitrator, either party on notice to the other may cancel the appointments of all the arbitrators previously made, in which case either party may initiate new arbitration proceedings pursuant to this Section (subject to the agreement of the other party to the commencement of new arbitration proceedings) or proceed in the courts to have the dispute determined as if no agreement for a submission to arbitration existed between the parties.

(e)	The provisions of this Lease and of this Section requiring the determination of certain disputes by arbitration shall not operate to prevent recourse to the courts by any party whenever enforcement of an award by the sole arbitrator or arbitrators, as the case may be, reasonably requires access to any remedy (such as mandamus, injunction, specific performance, declaration of right, order for possession, damages or judicial enforcement) which an arbitrator has no power to award or enforce. In all other respects an award by the sole arbitrator or arbitrators, as the case may be, shall be final and binding upon the parties.

(f)	Notwithstanding that arbitration proceedings may have been commenced or that a dispute is being negotiated, the Tenant shall continue to pay all Rent, including without limitation all amounts which are the subject of dispute, based upon the Landlord’s estimate or re-estimate of same (except where otherwise provided in this Lease) until the dispute is finally determined.

ARTICLE 17	GENERAL PROVISIONS

17.1	Entire Agreement

This Lease contains all of the terms and conditions of the agreement between the Landlord and the Tenant relating to the matters herein provided and supersedes all previous agreements or representations of any kind, written or verbal, made by anyone in reference thereto.

There shall be no amendment hereto unless in writing and signed by the party to be bound.

17.2	Schedules

Schedules A, B, C, D and E attached to this Lease form a part of this Lease.

17.3	Survival of Obligations

Any obligation of a party which is unfulfilled on the termination of this Lease shall survive until fulfilled.

17.4	Severability of Illegal Provisions

If any provision of this Lease is or becomes illegal or unenforceable, it shall during such period that it is illegal or unenforceable be considered separate and severable from the remaining provisions of this Lease which shall remain in force and be binding as though the said provision had never been included.

17.5	Governing Law

This Lease shall be governed by the laws applicable in the Province in which the Premises is located.

17.6	No Partnership

Nothing contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

17.7	Number, Gender, Joint and Several Liability

The word “Tenant”, the word “assignee” and the word “sublessee” and personal pronouns relating thereto and used in conjunction therewith shall be read and construed as “Tenant” or “Tenants”, “assignee” or “assignees” and “sublessee” or “sublessees” respectively and “his”, “her”, “it”, “its” and “their” as the number and gender of the party or parties referred to in each case require and the number of the verb agreeing therewith shall be considered as agreeing with the said word or pronoun so substituted. If at any time there is more than one Tenant together or in succession, they shall be jointly and severally liable for all of the obligations of the Tenant hereunder. If the Tenant is a partnership each person who is a member of the partnership, and each person who becomes a member of a successor of the partnership, is liable jointly and severally as Tenant under this Lease.

17.8	Captions

The captions for Articles or Sections of this Lease are for convenience only and are not to be considered a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

17.9	Time of Essence

Time shall be of the essence of this Lease.

17.10	Landlord’s Agent

The Landlord may perform any of its obligations or exercise any of its rights hereunder through such agency as it may from time to time determine and the Tenant shall, as from time to time directed by the Landlord, pay to any such agent any monies payable hereunder to the Landlord.

17.11	Successors and Assigns

The word “Landlord” wherever it occurs herein, shall mean and extend to and include the Landlord, its successors and assigns and the word “Tenant” shall mean and extend to and include the Tenant, its successors and assigns.

Unless otherwise set out herein, all rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the respective heirs, executors, administrators, successors and permitted assigns of the said parties and if there is more than one party constituting the Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein on the part of the Tenant. If the Tenant is a partnership (the “Tenant Partnership”) each person who is presently a member of the Tenant Partnership, and each person who becomes a member of the Tenant Partnership or any successor Tenant Partnership hereafter, shall be and shall continue to be subject to the terms, covenants and conditions of this Lease, whether or not such person ceases to be a member of such Tenant Partnership or successor Tenant Partnership. Subject to the provisions of Subsection 11.1(f), no rights shall enure to the benefit of any assignee of the Tenant unless the assignment of such rights has been first approved by the Landlord.

17.12	Accounting Principles

All calculations referred to herein shall be made in accordance with generally accepted accounting principles and practices applicable to the real estate development industry and applied on a consistent basis.

17.13	Notices and Consents, Etc.

Any notice or consent (including any invoice, statement or request or other communication) herein required or permitted to be given by either party to the other shall be in writing and shall be sufficiently given if delivered personally to an officer of either party, sent by registered mail postage prepaid (except during a postal disruption or threatened postal disruption) to the applicable address set forth below, or sent by facsimile to the applicable fax number as set forth below:

(a)	in the case of the Landlord, to:

c/o GWL Realty Advisors Inc.

3000 – 650 West Georgia Street

Vancouver, British Columbia V6B 4N7

Facsimile:	(604) 683-3264
Telephone:	(604) 713-6450
Attention:	Asset Manager

(b)	in the case of the Tenant, if prior to the Commencement Date, to the address or fax number set forth in subsection 1.1(b) or, if on or after the Commencement Date, to the Premises or to the fax number set forth in subsection 1.1(b).

Any notice personally delivered shall be deemed to have been validly and effectively given on the day of such delivery. Any notice sent by registered mail shall be deemed to have been validly and effectively given on the third Business Day following the date of mailing. Any notice sent by facsimile before 4:00pm PST shall be deemed to have been validly and effectively given on the day of confirmed transmission, and if sent after 4:00pm PST shall be deemed to have been validly and effectively given on the next business day following the day of confirmed transmission.

If there is more than one Tenant, any notice required or permitted by this Lease may be given by or to any one of them and has the same force and effect as if given by or to all of them.

Either party may from time to time by written notice to the other change its address for service hereunder.

17.14	Further Assurances

Each party agrees to make such further assurances as may be reasonably required from time to time by the other to more fully implement the true intent of this Lease.

17.5	Confidentiality

The Tenant agrees to use its best efforts to keep confidential, and to use best efforts to ensure that those for whom at law it is responsible, and its advisors, keep confidential, the provisions of this Lease.

IN WITNESS WHEREOF the parties hereto have duly executed this Lease as of the date first above written.

THE GREAT-WEST LIFE ASSURANCE COMPANY

(Landlord)
Per:	/s/ Donald J. Harrison
Name:	Donald J. Harrison
Title:	Senior Vice President, Asset Management

Per:	/s/ Jeff Fleming
Name:	Jeff Fleming
Title:	Vice President, Investments

We are authorized to bind the Corporation.

LONDON LIFE INSURANCE COMPANY

(Landlord)
Per:	/s/ Donald J. Harrison
Name:	Donald J. Harrison
Title:	Senior Vice President, Asset Management

Per:	/s/ Jeff Fleming
Name:	Jeff Fleming
Title:	Vice President, Investments

We are authorized to bind the Corporation.

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.

(Tenant)
Per:	/s/ Darren Watt
Name:	Darren Watt
Title:	Secretary

I authorized to bind the Corporation.

SCHEDULE “A”

Plan of the Building

RITCHIE BROTHERS AUCTIONEERS
GLENLYON BUSINESS PARK
BURNABY, BC

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SCHEDULE “B”

Lands

City of Burnaby

Parcel Identifier: 027-488-489

Lot 1 District Lot 165 Group 1

New Westminster District

Plan BCP36073

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SCHEDULE “C”

Definition of Operating Costs

1.	Inclusions

“Operating Costs” means the aggregate of all of the Landlord’s expenses, costs and charges which are incurred in respect of the operation, maintenance, repair, administration and supervision of the Premises including the Building Systems. Such expenses, costs and charges include, without limitation or duplication:

(a)	the cost of providing the operation, maintenance, repair, administration and supervision of the Premises, including, without limitation, wages, salaries or other compensation for employees, agents or contractors of the Landlord performing services rendered in connection therewith and a building manager and other supervisory personnel, in each case whether on or off site, elevator operators, porters, cleaners and other janitorial staff, watchmen and other security personnel, carpenters, engineers and all other maintenance personnel;

(b)	the cost of repairs to, and maintenance of, the Premises, and the costs of supplies and equipment used in connection therewith including structural maintenance, repairs, improvements and replacements;

(c)	the annual amortization including interest on the unamortized amount, (on a straight-line basis over the useful life or such other period as reasonably determined by the Landlord) of the capital cost of any modifications, replacements or additions to the Premises and/or the machinery and equipment therein and thereon, where in the reasonable opinion of the Landlord such modifications, replacements or additions may reduce Operating Costs or result in energy savings or result in increased security, or any additional equipment or improvements required by legal requirements not in effect at the date of construction of the Premises and not to remedy any construction inadequacy or non-compliance with legal requirements in effect at the time of construction, or which in the Landlord’s reasonable opinion are for the benefit or safety of users of the Premises;

(d)	straight-line amortization including interest on the unamortized amount, based on the useful life as determined in accordance with industry accepted practice of the capital cost of any repairs, modifications, additions and replacements to any part of the Premises and base building, including without limitation, the items described in subsection 9.1(a), the Building Systems, roof, elevators and any other machinery and equipment which is at the end of its life cycle;

(e)	premiums and other charges incurred by the Landlord with respect to insurance on the Premises, including, without limitation, fire and “All Risk” perils insurance, public liability and property damage insurance, boiler and machinery insurance, elevator liability insurance, workers’ compensation insurance for the employees specified in subsection (a) above and other casualties against which the Landlord may reasonably insure provided that if the Landlord shall self insure, the Landlord shall include a deemed amount equal to the amount that would have been included if the Landlord had placed insurance with a third party;

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(f)	costs incurred in connection with inspection and servicing of elevators, escalators and transportation vehicles and equipment, electrical distribution and mechanical equipment and the costs of supplies and equipment used in connection therewith;

(g)	costs incurred for fuel or other energy for heating and air-conditioning the Premises and operating the heating and air-conditioning systems thereof, for electricity, steam or other power required in connection with the lighting, use and operation of the Premises but excluding costs for power for lighting and office equipment that are Additional Service Costs;

(h)	water, sewer and service charges, garbage and waste removal costs;

(i)	unemployment insurance expenses, pension plan and any other payments payable in connection with the employment of any of the employees specified in subsection (a) above;

(j)	sales and excise taxes on goods and services provided by the Landlord to manage, operate or maintain the Premises and its equipment:

(k)	fees and expenses of accountants, lawyers and other professionals pertaining to services performed by them relating to the Premises;

(l)	all costs and expenses (including legal and other professional fees) incurred in good faith in verifying the reasonableness of, or in contesting, resisting or appealing, assessments and levies for Taxes or taxes charged against the business of the Landlord which pertains to the management, operation and maintenance of the Premises;

(m)	costs of telephone, stationery, office supplies, and the fair market rental value of space occupied by the Landlord for management, supervisory or administrative purposes relating to the Premises and furnishing and fixtures for such space and other materials required for routine operation of the Premises;

(n)	Sales Taxes payable by the Landlord on the purchase of goods and services included in Operating Costs (excluding any such Sales Taxes as are claimed and actually received by the Landlord as a credit in determining the Landlord’s net tax liability on account of Sales Taxes but only to the extent that such Sales Taxes are included in Operating Costs);

(o)	the cost of policing, security, supervision and traffic control;

(p)	such other direct operating costs, charges and expenditures of a like nature as may be incurred in respect of the property preservation, protection, maintenance and operation of the Premises;

(q)	a management fee to be charged by the Landlord for the management and administration of the Premises equal to 1.5% of Rent (excluding, however, any amount in respect of this management fee); and

(r)	the costs charged to the Landlord by any person or entity engaged in the management of the Business Park, to the extent that such costs represent the Landlord’s proportionate share of common area operation and maintenance costs of the Business Park.

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2.	Exclusions

Notwithstanding section 1 above, Operating Costs shall exclude:

(a)	debt service, capital retirement of debt, depreciation or ground rent;

(b)	the costs of remedying construction inadequacies, including without limitation, inherent structural defects;

(c)	all Landlord’s income taxes or similar taxes, corporation taxes (except for capital taxes), place of business taxes, land transfer taxes, non-resident sales taxes, business and any other taxes personal to the Landlord, penalties, interest or carrying charges relating to the late or non-payment of any taxes, all capital, interest or other carrying charges, finance or mortgage costs on equipment or land, land or equipment lease payments, all other costs or charges associated with any present or future financing of the Building or the Premises and all costs relating to the original acquisition of the Premises;

(d)	any fines, suits, actions, claims, demands, judgements, condemnations, awards, costs, charges and expenses of any kind or nature for which the Landlord is or may become liable by reason of any negligent or wilful acts or omissions of the Landlord or those for whom the Landlord is at law responsible, or any breach, violation or non-performance by the Landlord of any covenant, term or provision contained in the Lease and agreements in respect of the Building;

(e)	legal, accounting and other fees, leasing commissions, advertising expenses and other costs incurred in connection with the development, leasing or re-letting of the Building;

(f)	all sales taxes (including PST and GST) paid or payable by the Landlord on the purchase of any goods and services included in Operating Costs which are claimed and actually received by the Landlord as a credit or set off, and net recoveries from insurance policies taken out by the Landlord, to the extent that the proceeds reimburse the Landlord for expenses which have previously been included or which would otherwise be included in Operating Costs, will be deducted from Operating Costs.

3.	Reductions

Costs which are recovered from tenants or others, (such as Additional Service Costs, insurance recoveries and recoveries pursuant to damage or indemnity claims), otherwise than by a general contribution by tenants of shares of Operating Costs, shall, to the extent the expenses pertaining thereto are included in Operating Costs, be applied in reduction of Operating Costs.

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SCHEDULE “D”

Rules and Regulations

1.	The sidewalk, entry passages, elevators, fire escapes and stairways shall not be obstructed by the Tenant. The Tenant will not place or allow to be placed in the Building corridors or public stairways any waste paper, dust, garbage, refuse or anything whatever that would tend to make them unclean or untidy.

2.	The skylights and windows that reflect or admit light into passageways of the Premises shall not be covered or obstructed by any of the Tenant, and no awnings shall be put up, without the written consent of the Landlord.

3.	The water-closets and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. Any damage resulting by misuse shall be borne by the tenant by whom or by whose agents, servants or employees the same is caused (save in respect of Insured Damage). The Tenant shall not let the water run unless in actual use, nor shall they deface any part of the Premises.

4.	The Tenant shall not do or permit anything to be done in the Premises or bring or keep anything therein which will in any way increase the risk of fire, or violate or act at variance with the laws relating to fires or with the regulations of the Fire Department or the Board of Health.

5.	The Tenant, its clerks or servants, shall not make or commit any improper noises in the Building or interfere in any way with other occupants of the Business Park or those having business with them.

6.	Nothing shall be thrown by the Tenant, its clerks or servants, out of windows or doors, or down the passages, elevator shafts or skylights of the Building.

7.	No birds or animals shall be kept in or about the Premises of the Tenant nor shall the Tenant operate, or permit to be operated, any musical or sound producing instrument or device inside or outside the Premises which may be heard outside the Premises which may interfere in any way with the quiet enjoyment of other occupants of the Business Park.

8.	Except in connection with the permitted uses including daycare and cafeteria, no one shall use the Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

9.	The Landlord shall have the right to exclude or expel any pedlar (peddler) or beggar at any time from the Premises.

10.	The Tenant shall not cause any injury or damage to the Building or heating and other appliances, or to any other premises or occupant within the Business Park.

11.	It shall be the duty of the Tenant to assist and co-operate with the Landlord in preventing injury to the Premises.

12.	No inflammable oils or other inflammable, dangerous or explosive materials shall be kept on the outside of window sills or projections.

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13.	Business machines, filing cabinets, heavy merchandise or other articles liable to overload, injure or destroy any part of the Building shall not be taken into it without the written consent of the Landlord and the Landlord shall in all cases retain the right to prescribe the weight and proper position of all such articles and the ways, means and times and routes for moving them into or out of the Building; the cost of repairing any damage done to the Building by such moving or by keeping any such articles on the Premises shall be paid by the Tenant (save in respect of Insured Damage).

14.	The Tenant shall not place any additional lock upon any door of the Building without the written consent of the Landlord (except in the case of vaults or other security areas which the Tenant may reasonably designate).

15.	The Tenant shall give the Landlord prompt notice of any accident to or any defect in the plumbing, heating, air-conditioning, mechanical or electrical apparatus or any other part of the Building.

16.	The parking of cars or bicycles in the Parking Facilities shall be subject to the reasonable regulations of the Landlord or of those operating the same.

17.	The Landlord shall have the right to make such other and further reasonable rules and regulations, not inconsistent with the provisions of this Lease, as in its reasonable judgment may from time to time be necessary for the safety, care, cleanliness and appearance of the Premises in keeping with the existing standards in and of the Premises, and for the preservation of good order therein, and the same shall be kept and observed by the Tenant, its employees and those for whom it is responsible at law.

D-2

SCHEDULE “E”

Additional Provisions

1.	Option to Renew

Provided the Tenant is not in default under any provision of this Lease and no Transfer has occurred, then the Tenant, on giving written notice to the Landlord not earlier than twelve (12) months, and not later than nine (9) months, prior to the last day of the Term or renewal term, as applicable, will have the right to renew this Lease for two (2) renewal terms of five (5) years upon the same term and conditions as contained in this Lease, except for the annual Basic Rent and the exercised right(s) of renewal. Such renewal term will commence on the day immediately succeeding the last day of the Term or renewal term, as applicable, and will end at midnight on the day immediately preceding the fifth anniversary of the first day of the applicable renewal term, unless sooner terminated in accordance with the provisions of this Lease. The annual Basic Rent during such renewal term will be at the then current market rental rate for the Premises including all leasehold improvements thereto, provided that the annual Basic Rent will not be less than the annual Basic Rent payable during the last completed Lease Year. Failing agreement by the parties on such current market rental rate within three (3) months of the expiry of the Term or renewal term, as applicable, such current market rental rate will be determined by the arbitration, based on the criteria set out above, of one arbitrator under the Commercial Arbitration Act (British Columbia), and amendments thereto, or any like statute in effect from time to time, and the decision of such arbitrator will be final and binding upon the parties. The costs of such arbitration will be borne equally by the parties. Except as otherwise provided for herein, the provisions of the said Commercial Arbitration Act will apply. Until the annual Basic Rent has been determined as herein provided, the Tenant will continue to pay the monthly instalments of annual Basic Rent payable before the commencement of the applicable renewal term and upon such determination the Tenant will make the appropriate adjustment payment, if any, to the Landlord.

2.	Right of First Offer to Purchase

The Tenant shall have a right of first offer (the “ROFO”) with respect to any proposed sale or transfer of the Lands and any improvements thereon (collectively, the “Property”) by the Landlord during the Term of the Lease (including any renewal terms), except that any sale or transfer of the Property to London Life Insurance Company, Canada Life Assurance Company or The Great-West Life Assurance Company or to an affiliate or subsidiary (as such terms are defined in the Canada Business Corporations Act as at the date of this Lease) of these entities or to any entity which is a client of GWL Realty Advisors Inc. (“GWLRA”) as at the date of execution of this Lease and for whom GWLRA acts as fund manager and representative, provided that GWLRA continues to act as fund manager and representative of such new owner, will not have the effect of triggering this ROFO. Concurrently with the execution of this Lease, GWLRA will provide the Tenant with a list of GWLRA clients existing at the date of execution of this Lease. The ROFO contained herein will be subject to the following terms:.

(a)	if at any time during the term of the Lease (or any renewal term), the Landlord wishes to sell the Property, the Landlord will notify the Tenant in writing (the “Notice”) that the Landlord proposes to sell or transfer the Property;

(b)	upon receipt of the Notice, the Tenant will have the right for twenty (20) days thereafter (the “Offer Period”) to submit to the Landlord for its consideration the first offer (the “Offer”) to purchase the Property (which Offer must be in writing, be on an all cash basis and contemplate closing within 30 days after acceptance of the Offer);

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(c)	the Landlord will not solicit or accept any other offer to purchase the Property prior to the expiry of the Offer Period;

(d)	if the Tenant submits an Offer but the parties fail to reach a written, binding and unconditional agreement with respect to the purchase and sale of the Property within forty-five (45) days after receipt by the Landlord of the Offer (the “Negotiating Period”), the Landlord will be entitled to sell the Property to any third party for cash consideration that is equal to or greater than the cash consideration proposed by the Tenant in the Offer. For greater certainty, the Landlord will not provide incentives or benefits to any third party purchaser where the provision of such incentives or benefits is not in the usual course of comparable purchase and sale transactions and which inflates the cash consideration that such third party is willing to pay for the Property to the extent that without the provision of such incentives or benefits (and the corresponding inflation of cash consideration) the third party transaction would not quality hereunder as a permitted third party transaction; and

(e)	if the Landlord fails to consummate the sale or transfer of the Property to a third party within 240 days after the Negotiating Period, the Tenant’s right of first offer will be deemed to be revived and any subsequent proposal to sell or transfer the Property will be conducted in accordance with the foregoing procedure,

3.	Parking

The Landlord and the Tenant acknowledge and agree that the Tenant will be entitled to park vehicles in any parking spaces, parking facilities or other designated parking areas on the Lands throughout the Term and any renewal(s) thereof at no additional cost to the Tenant.

4.	Roof

The Landlord and the Tenant acknowledge and agree that the Tenant will be entitled to use the roof of the Building during the Term and any renewal(s) thereof at no additional cost to the Tenant, and, in particular, may install any telecommunications equipment, cable, conduit, radio, antenna or other equipment thereon (collectively, the “Equipment”). The size, configuration, and location of the area or areas where the Equipment will be situated must be first approved by the Landlord, which approval shall not be unreasonably withheld. The Equipment may not be installed until detailed plans, specifications and working drawings have been approved in writing by the Landlord. The Tenant will pay all costs associated with the installation, operation and use of the Equipment including, without limitation, the costs of utilities, property taxes, any reconfiguration or relocation of the Equipment and the Landlord’s standard administration or management fee.

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